EXHIBIT (A)(1)(A)

OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK, DATED JULY 25, 2003

FIRST VIRTUAL COMMUNICATIONS, INC.

3200 Bridge Parkway, Suite 202
Redwood City, CA 94065
(650) 801-6300

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
July 25, 2003

FIRST VIRTUAL COMMUNICATIONS, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT 5:00 P.M. PACIFIC DAYLIGHT SAVING TIME ON AUGUST 22,
2003, UNLESS WE EXTEND THE OFFER

     We are offering our employees and employees of our subsidiaries, including our Executive Officers, and members of our Board of Directors the opportunity to tender to the Company all outstanding options to purchase shares of our common stock (Eligible Options) (Offer). If the Company accepts the Eligible Options tendered by employees or members of our Board of Directors, those Eligible Options will be cancelled and exchanged for “Replacement Options.” If you wish to accept the Offer, you must sign and complete an Election Form agreeing to exchange your Eligible Options for Replacement Options. In addition, if you wish to accept the Offer, you must agree to exchange all of your options that were granted in the six (6) month period immediately preceding July 25, 2003, the date on which we commenced the Offer (Offer Date). The Offer is currently expected to expire at 5:00 p.m. Pacific Daylight Saving Time on August 22, 2003, unless we extend the offer to a later date (the Expiration Date). In other words:

     You may tender outstanding options granted more than six (6) months before the Offer Date.

     If you elect to tender for exchange outstanding options granted more than six (6) months before the Offer Date, then you must also agree to exchange all of your options that were granted in the six (6) month period immediately preceding the Offer Date.

     For example, based on the Offer Date of July 25, 2003, if you elect to participate in the Offer, then you must agree to exchange all of your options that were granted on or after January 25, 2003. If accepted by the Company, Eligible Options that you tender for exchange will be replaced by Replacement Options covering one (1) share for every three (3) shares covered by Eligible Options you exchange; provided, however, that options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. Please note that our Board of Directors approved a 1-for-5 reverse stock split of the Company’s outstanding common stock, effective at 5:00 p.m. Eastern Daylight Savings Time on June 27, 2003. This means that the number of shares covered by each of your Eligible Options was reduced and your exercise price per share was increased to reflect this stock split. If you have any questions about the number of shares covered by your Eligible Options, or the exercise price of your Eligible Options, please contact Tammy Polanco via telephone at (650) 801-6330 or via email at tpolanco@fvc.com.

     The Replacement Options will be granted on February 23, 2004, or on a later date if the Expiration Date is extended or if we postpone the acceptance of Eligible Options beyond August 22, 2003, in which case the Replacement Grant Date will be the date six months and one day from the extended Expiration Date (Replacement Grant Date), and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first

i.

day after such date on which there is a reported sale). Notwithstanding the foregoing, as provided at Schedule B hereto, due to local law requirements, the Replacement Grant Date for employees in France may be different (later) than that of other employees, and the exercise price for employees in France and Italy may be different (higher) than that of other employees.

     We are making the Offer upon the terms, and subject to the conditions, described in this Offer to Exchange (including Schedules A and B hereto) and in the related Questions and Answers attached to this Offer to Exchange. Together, as they may be amended from time to time, these documents constitute the Offer. Without limiting the preceding sentence, the Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

     Shares of our common stock are quoted on Nasdaq under the symbol “FVCX,” however, during the period beginning June 27, 2003 and ending July 29, 2003, shares of our common stock trade under symbol “FVCXD.” On July 18, 2003 the closing price of our common stock as reported on Nasdaq was $3.68 per share. We recommend, at a minimum, that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

     If you have any questions regarding the Offer, please consult the Summary Term Sheet beginning on page vii. and the Questions and Answers. Employees residing outside the U.S. should also review the country-specific information, as may be applicable to you, at Schedule B hereto. If the Summary Term Sheet or the Questions and Answers do not answer your questions, or if you need assistance completing the related documentation, please contact Tammy Polanco via telephone at (650) 801-6330 or via email at tpolanco@fvc.com.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

     If you decide to participate in the Offer, you must fax, mail or hand deliver a signed and completed Election Form, in its entirety, to our Human Resources Department before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date (currently August 22, 2003, unless we extend the Offer). Election Forms will be e-mailed to you. If you require another copy of the Election Form, please contact Tammy Polanco via telephone at (650) 801-6330 or via email tpolanco@fvc.com.

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     Election Forms submitted via fax must be sent to the following number: (650) 801-6906. You may use FVC’s fax machines for this purpose free of charge. Election Forms submitted via mail or hand delivery must be delivered to: Human Resources, First Virtual Communications, Inc., 3200 Bridge Parkway, Suite 202, Redwood City, California 94065. You may utilize regular U.S. Mail, an overnight courier service, FVC’s inter-office mail or any other similar method to mail your Election Form. However, in all cases you should allow sufficient time to ensure your Election Form is received before the deadline.

     The method of delivery is at your sole election and risk, and your completed, signed Election Form must actually be received by our Human Resources Department no later than 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date. THERE WILL BE NO EXCEPTIONS. Delivery will be deemed made only when actually received by us in accordance with the above-noted instructions. Depositing your Election Form in the mail or with a courier, or initiating but not completing a fax, before the deadline will not by itself be sufficient to constitute adequate delivery - your Election Form must physically reach our Stock Administration office before the deadline in order to be valid. If we do not receive a properly completed and duly signed Election Form from you before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date, we will not accept any of your Eligible Options for exchange and we will not grant any Replacement Options to you.

     We will only accept Election Forms submitted via fax, mail or hand delivery, and we will not accept any Election Forms delivered by e-mail. We will not accept delivery of any Election Forms after 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date.

     Please also note that, even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange. We currently expect that all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn will be accepted promptly after the Expiration Date.

     No one can guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. However, by making the offer to exchange outstanding Eligible Options for Replacement Options, we intend to provide our employees and employees of our subsidiaries, including Executive Officers, and members of our Board of Directors with the opportunity to potentially hold options that, over time, may have a greater potential to provide value, and thereby create better incentives for our employees, employees of our subsidiaries and members of our Board of Directors to remain with us (and our subsidiaries) and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We recognize that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation.

     The information about the Offer is limited to this document, the Questions and Answers and the Schedule TO.

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     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE QUESTIONS AND ANSWERS AND THE SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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GLOSSARY

     “1997 Plan” means our 1997 Equity Incentive Plan, as amended.

     “1999 Plan” means our 1999 Equity Incentive Plan, as amended.

     “Company,” “FVC,” “We,” “Us” or any similar term refers to First Virtual Communications, Inc., a Delaware corporation.

     “Company Option Plans” means: the 1999 Plan, the 1997 Plan, our 1997 Non-Employee Directors’ Stock Option Plan, White Pine Software, Inc. 1993 Stock Option Plan, White Pine Software, Inc. 1994 Stock Option Plan, White Pine Software, Inc. 1995 Stock Option Plan, White Pine Software, Inc. 1996 Incentive and Non-Qualified Stock Option Plan, White Pine Software, Inc. 1997 Director Stock Option Plan and ICast Corporation 1996 Stock Option Plan.

     “Election Form” means the form distributed by us pursuant to which employees and members of our Board of Directors can elect to participate in the Offer.

     “Eligible Options” means all outstanding options to purchase shares of our common stock under the Company Option Plans. If you do tender for exchange outstanding options, then any and all options granted in the six (6) month period immediately preceding the Offer Date must also be exchanged.

     “Employed” and “employment” includes service as a member of our Board of Directors and service to our subsidiaries.

     “Executive Officers” means those members of our senior management team listed under “Executive Officers” on Schedule A hereto.

     “Expiration Date” means the time that the Offer will expire, which is currently set to be at 5:00 p.m. Pacific Daylight Saving Time on August 22, 2003, unless we extend the Offer to a later date.

     “Fair Market Value” means the closing price of our common stock as reported on Nasdaq on the Replacement Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day after such date on which there is a reported sale).

     “Nasdaq” means The Nasdaq Stock Market, Inc.’s SmallCap Market.

     “Offer” means the offer to exchange Eligible Options for Replacement Options, as described in this Offer to Exchange (including Schedules A and B hereto) and in the related Questions and Answers.

     “Offer Date” means July 25, 2003, the date that we commenced the Offer.

     “Questions and Answers” means the related Questions and Answers document attached to this Offer to Exchange.

v.

     “Replacement Grant Plans” means the 1999 Plan and the 1997 Plan. All Replacement Options will be issued under one or the other of the Replacement Grant Plans.

     “Replacement Options” means options to purchase shares of our common stock that will be granted on the Replacement Grant Date in exchange for the Eligible Options tendered and cancelled.

     “Replacement Grant Date” means the date on which the Replacement Options will be granted, which is currently expected to be February 23, 2004, unless we extend the Expiration Date (or postpone the acceptance of Eligible Options) beyond August 22, 2003 (in which case the Replacement Grant Date will be the date six months and one day from the extended Expiration Date), or a different (later) date is required by local law.

     “Schedule TO” means the Tender Offer Statement filed by us with the SEC in connection with the Offer, including all amendments thereto.

     “SEC” means the United States Securities and Exchange Commission.

     “Service” means service as an employee of FVC or its subsidiaries, as a member of our Board of Directors, or both.

     As used in these materials, “subject to adjustment” means the number of shares to be granted under your Replacement Options will be changed to give effect to any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Grant Date.

     “Withdrawal Form” means the form distributed by us by which employees and members of our Board of Directors can elect to withdraw from participation in the Offer.

vi.

SUMMARY TERM SHEET

               The following is a summary of the material terms of the Offer. We urge you to read carefully the remainder of this Offer to Exchange (including Schedules A and B), the Questions and Answers and the Schedule TO, because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange (including Schedules A and B), the Questions and Answers and the Schedule TO. We have included cross-references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary.

               Offer. We are offering our employees and employees of our subsidiaries, including our Executive Officers, and members of our Board of Directors the opportunity to tender to the Company all of their Eligible Options for exchange. Eligible Options are outstanding options. If the Company accepts the Eligible Options tendered by employees and members of our Board of Directors, those Eligible Options will be cancelled and exchanged for Replacement Options covering one (1) share for every three (3) shares covered by the exchanged option; provided, however, that options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. (See Section 1 of the Offer)

               Voluntary Participation; Exchange. Your participation in the Offer is voluntary. You may tender one or more of your Eligible Options for exchange, but if you elect to tender any Eligible Option, you also must agree to exchange all other options granted to you during the six (6) month period immediately preceding the Offer Date. (See Section 1 of the Offer)

               Replacement Options.

Number of Shares. Eligible Options that you elect to tender and that are accepted by the Company will be cancelled and replaced by Replacement Options covering one (1) share for every three (3) shares covered by the exchanged option; provided, however, that options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. Fractional numbers of shares will be rounded up to the nearest whole number. (See Section 8 of the Offer) Please note that our Board of Directors approved a 1-for-5 reverse stock split of the Company’s outstanding common stock, effective at 5:00 p.m. Eastern Daylight Savings Time on June 27, 2003. This means that the number of shares covered by each of your Eligible Options was reduced and your exercise price per share was increased to reflect this stock split. If you have any questions about the number of shares covered by your Eligible Options, or the exercise price of your Eligible Options, please contact Tammy Polanco via telephone at (650) 801-6330 or via email at tpolanco@fvc.com.

Vesting. Replacement Options will vest in substantially equivalent monthly increments over a twenty-four (24) month period commencing on the Replacement Grant Date. Approximately one-twenty-fourth (1/24) of the shares covered by the Replacement Option will vest on each one (1) month anniversary of the Replacement Grant Date. (See Sections 5 and 8 of the Offer) The Replacement Options granted to employees in certain foreign jurisdictions may be subject to a different vesting schedule. If you are an employee who is employed outside the United States, please see Schedule B for more details.

vii.

Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Grant Date. (See Sections 5 and 8 of the Offer) Notwithstanding the foregoing, as provided at Schedule B, the exercise price for employees in France and Italy may be higher due to local law requirements.

Incentive Stock Options. For employees residing in the United States, if, and to the extent, that you elect to cancel incentive stock options, your Replacement Options will be treated as incentive stock options to the maximum extent permitted under U.S. tax law. (See Section 12 of the Offer)

               Timing. We commenced the Offer on July 25, 2003. The Expiration Date of the Offer is currently 5:00 p.m. Pacific Daylight Saving Time August 22, 2003, but we may extend the Offer to a later date. The Replacement Grant Date will be February 23, 2004, or a later date if the Expiration Date is extended or we postpone the acceptance of Eligible Options beyond August 22, 2003 (in which case the Replacement Grant Date will be the date six months and one day from the extended Expiration Date) or a different (later) date is required by local law. (See Section 1 of the Offer)

               Eligibility. All of our employees and employees of our subsidiaries, including our Executive Officers, and members of our Board of Directors holding Eligible Options are eligible to participate in the Offer. If you are on a personal leave of absence that, as of the Expiration Date, is no more than 90 days, or if you are on a medical, parental, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are eligible to participate in the Offer. If you are on a leave of absence but do not fall into any of these categories, you are not eligible to participate in the Offer.

If for any reason you are not employed by us or one of our subsidiaries on the Expiration Date, you will not be eligible to participate in the Offer. You are also ineligible to participate in the Offer if, prior to the Expiration Date, you resign or give notice of intention to cease employment with FVC or one of its subsidiaries, or if you receive a notice of termination of your employment for any reason (whether or not in breach of local labor laws). For purposes of the Offer, we will treat you as having received a notice of termination if, at any time before the Expiration Date, (a) you receive written notice of termination of your employment with us or any of our subsidiaries for any reason and such termination of employment will not be extended by any notice period mandated under local law, or (b) in accordance with local laws, you file or agree in writing to file a petition in labor court, or you enter into an agreement to end your employment relationship with us or one of our subsidiaries. If you are employed by us or one of our subsidiaries on the Expiration Date, but you do not continue to be employed by us or one of our subsidiaries through the Replacement Grant Date, you will not be eligible to receive Replacement Options and your cancelled options will not be reinstated. (See Sections 8 and 9 of the Offer)

               Election. To make your election to accept the Offer, you must submit an Election Form, in its entirety, before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date in accordance with the procedures described in this Offer to Exchange. You may change or withdraw your election at any time prior to 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date by following similar procedures. ELECTION FORMS RECEIVED AFTER 5:00 P.M. Pacific Daylight Saving Time ON THE EXPIRATION DATE WILL NOT BE CONSIDERED TIMELY AND ANY ELIGIBLE OPTIONS TENDERED FOR EXCHANGE THEREIN WILL NOT BE ACCEPTED. (See Sections 3 and 4 of the Offer)

viii.

     Conditions to the Offer. The Offer is subject to a number of conditions. If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Options tendered for exchange. However, after the Expiration Date, we may delay our acceptance of Eligible Options that are properly and timely tendered for exchange only if we have not received a necessary governmental approval. (See Section 6 of the Offer)

     Trading Price for Our Common Stock. Shares of our common stock are traded on Nasdaq under the symbol “FVCX;” however, during the period beginning June 27, 2003, and ending July 29, 2003, shares of our common stock are traded on Nasdaq under the symbol “FVCXD.” We recommend that, at a minimum, you obtain current market quotations for our common stock before deciding whether to elect to tender your Eligible Options for exchange. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. (See Section 7 of the Offer)

     U.S. Federal Income Tax Consequences. You will not be subject to any U.S. Federal income tax by electing to tender your Eligible Options for exchange pursuant to the Offer. The grant of Replacement Options will not be recognized as taxable income. If the Eligible Options that are cancelled due to your participation in the Offer were incentive stock options, then your Replacement Options will be incentive stock options to the maximum extent permitted by law; otherwise your Replacement Options will not be incentive stock options. (See Section 12 of the Offer)

•	Income Tax Consequences for Employees Outside the United States. You should refer to Schedule B hereto for a short summary of the general tax consequences of your participation in the Offer in countries other than the United States where employees that are eligible to participate in the Offer may reside.

     Amendment and Termination. As long as we comply with applicable laws, in the event a condition of the Offer is triggered we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. (See Section 14 of the Offer)

ix.

THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering our employees and employees of our subsidiaries, including our Executive Officers, and members of our Board of Directors the opportunity to tender to the Company for exchange all outstanding stock options that that were granted under the Company Option Plans. As of July 18, 2003, 2,444,074 shares of our common stock were covered by options outstanding under the Company Option Plans, all of which are Eligible Options.

     You may tender one or more of your Eligible Options for exchange. However, you cannot tender for exchange part of any individual Eligible Option and keep the balance; you must tender all or none of the unexercised options that are subject to each particular Eligible Option. Also, if you elect to tender any Eligible Option, you must agree to exchange all options granted to you in the six (6) month period immediately preceding the Offer Date. For example, based on an Offer Date of July 25, 2003, to participate in the Offer, you must agree to exchange all of your options that were granted on or after January 25, 2003. Our Offer is subject to the terms and conditions described in this Offer to Exchange (including Schedules A and B hereto) and the Questions and Answers. We will only accept Eligible Options that are properly tendered for exchange and not properly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires on the Expiration Date.

     If accepted by the Company, Eligible Options that you elect to tender for exchange will be replaced by Replacement Options to be granted on February 23, 2004 (or a later date if the Expiration Date is extended or if we postpone the acceptance of Eligible Options beyond August 22, 2003). Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day after such date on which there is a reported sale). Notwithstanding the foregoing, as provided at Schedule B hereto, due to local law requirements, the Replacement Grant Date for employees in France may be different (later) than that of other employees and the exercise price for employees in France and Italy may be different (higher) than that of other employees.

     Replacement Options will cover one (1) share for every three (3) shares covered by Eligible Options you exchange; provided, however, that options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. Please note that our Board of Directors approved a 1-for-5 reverse stock split of the Company’s outstanding common stock, effective at 5:00 p.m. Eastern Daylight Savings Time on June 27, 2003. This means that the number of shares covered by each of your Eligible Options was reduced and your exercise price per share was increased to reflect this stock split. If you have any questions about the number of shares covered by your Eligible Options, or the exercise price of your Eligible Options, please contact Tammy Polanco via telephone at (650) 801-6330 or via email at tpolanco@fvc.com.

     Fractional numbers of shares will be rounded up to the nearest whole number. Also, the number of shares to be covered by the Replacement Options will be adjusted for any stock splits,

1.

stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Grant Date.

     IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT CONTINUOUSLY EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR THE ELIGIBLE OPTIONS YOU TENDERED AND WHICH THE COMPANY ACCEPTED AND CANCELLED, NOR WILL YOU RECEIVE ANY CONSIDERATION FOR ANY OTHER OPTIONS THAT HAVE BEEN CANCELLED BECAUSE OF YOUR ELECTION TO TENDER ELIGIBLE OPTIONS. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES PRIOR TO THE EXPIRATION DATE (WHETHER OR NOT IN BREACH OF LOCAL LABOR LAWS), YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

     You are also ineligible to participate in the Offer if, prior to the Expiration Date, you resign or give notice of intention to cease employment with FVC or one of its subsidiaries, or if you receive a notice of termination of your employment for any reason (whether or not in breach of local labor laws). For purposes of the Offer, we will treat you as having received a notice of termination if, at any time before the Expiration Date, (a) you receive written notice of termination of your employment with us or any of our subsidiaries for any reason and such termination of employment will not be extended by any notice period mandated under local law, or (b) in accordance with local laws, you file or agree in writing to file a petition in labor court, or you enter into an agreement to end your employment relationship with us or one of our subsidiaries. If you are on a personal leave of absence that, as of the Expiration Date, is no more than 90 days, or if you are on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are eligible to participate in the Offer. If you are on a leave of absence but do not fall into any of these categories, you are not eligible to participate in the Offer.

     All Replacement Options will be issued under either our 1999 Plan or 1997 Plan, pursuant to replacement option agreements between you and us. Specifically, all Replacement Options that are intended to qualify as incentive stock options will be granted under our 1997 Plan. In addition, Replacement Options granted to Executive Officers and members of Our Board of Directors will be granted under our 1997 Plan; provided, however, that if, and to the extent, the number of shares covered by a Replacement Option granted to an Executive Officer exceed the maximum number permitted under the terms of our 1997 Plan, then Replacement Options covering such excess shares will be granted to such Executive Officer under the 1999 Plan. Replacement Options granted to employees in France shall be issued under the 1997 Plan (pursuant to the terms and conditions provided in the French addendum to the 1997 Plan, which may be amended from time to time). All other Replacement Options will be granted under our 1999 Plan.

     The Expiration Date of the Offer is 5:00 p.m. Pacific Daylight Saving Time on August 22, 2003, unless we, in our discretion, extend the Offer. If we extend the Offer, the term

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Expiration Date will refer to the latest time and date at which the Offer expires. See Section 14 of the Offer for a description of our rights to extend, delay, terminate and amend the Offer.

     We will publish a notice if we decide to take any of the following actions:

     increase or decrease what we will give you in exchange for your Eligible Options; or

     increase or decrease the number of Eligible Options that may be exchanged in the Offer.

     If the Offer is scheduled to expire within ten (10) business days after the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

     A business day means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. Pacific Daylight Saving Time through 12:00 p.m. (midnight) Pacific Daylight Saving Time.

2. PURPOSE OF THE OFFER.

     The Board of Directors has approved the Offer. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. No one can guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. However, by making the offer to exchange outstanding Eligible Options for Replacement Options, we intend to provide our employees, employees of our subsidiaries and members of our Board of Directors with the opportunity to potentially hold options that, over time, may have a greater potential to provide value, and thereby create better incentives for our employees, employees of our subsidiaries and members of our Board of Directors to remain employed by us (and our subsidiaries) and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We recognize that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation.

     The Company continues to evaluate and assess all aspects of its global operations and from time to time evaluates changes useful to meeting the needs of our evolving business. As such, we regularly evaluate various strategic and business development opportunities, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue alliances and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets. Additionally, we continue to evaluate all aspects of our operations, including our corporate structure and the composition of our management team, and we regularly assess any and all necessary or desired changes. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     (a)       any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

3.

     (b)       any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c)       any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d)       any change in our management, including a change to the material terms of employment of any Executive Officer, except that we are in negotiations with our Chief Executive Officer regarding the terms of a new employment offer letter;

     (e)       any change in our present Board of Directors, including a change in the number or term of directors;

     (f)       any other material change in our corporate structure or business;

     (g)       our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (h)       our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (i)       the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (j)       the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

     (k)       any change in our Certificate of Incorporation or Bylaws, or any actions that may impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3. PROCEDURES.

     Making Your Election.

     If you decide to participate in the Offer, you must fax, mail or hand deliver a signed and completed Election Form, in its entirety, to our Human Resources Department before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date (currently August 22, 2003, unless we extend the Offer). Election Forms will be e-mailed to you. If you require another copy of the Election Form, please contact Tammy Polanco via telephone at (650) 801-6330 or via email at tpolanco@fvc.com.

4.

     Election Forms submitted via fax must be sent to (650) 801-6906. You may use FVC’s (or your employer’s) fax machines for this purpose free of charge. Election Forms submitted via mail or hand delivery must be delivered to: Human Resources, First Virtual Communications, Inc., 3200 Bridge Parkway, Suite 202, Redwood City, California, 94065, U.S.A. You may utilize regular U.S. Mail, an overnight courier service, FVC’s (or your employer’s) inter-office mail or any other similar method to mail your Election Form. However, in all cases you should allow sufficient time to ensure your Election Form is received before the deadline.

     The method of delivery is at your sole election and risk, and your completed, signed Election Form must actually be received our Human Resources Department no later than 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date. THERE WILL BE NO EXCEPTIONS. Delivery will be deemed made only when actually received by us in accordance with the above-noted instructions. Depositing your Election Form in the mail or with a courier, or initiating but not completing a fax, before the deadline will not by itself be sufficient to constitute adequate delivery - your Election Form must physically reach our Human Resources Department before the deadline in order to be valid. If we do not receive a properly completed and duly signed Election Form from you before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date, we will not accept any of your Eligible Options for exchange and we will not grant any Replacement Options to you.

     We will only accept Election Forms submitted via fax, mail or hand delivery, and we will not accept any Election Forms delivered by e-mail. We will not accept delivery of any Election Forms after 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date.

     Please also note that, even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange. We currently expect that all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn will be accepted promptly after the Expiration Date.

     You do not need to return your stock option agreements for your Eligible Options to participate in the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements only upon our request.

     Confirmation of Election. If submitted via fax, you should retain the confirmation sheet from the facsimile transmittal of your Election Form as evidence of timely transmission. Additionally, as soon as administratively practicable after the Expiration Date, a confirmation will be e-mailed to you. If you timely and properly submit an Election Form and do not receive this confirmation within three (3) weeks of the Expiration Date, please contact Tammy Polanco via email at tpolanco@fvc.com, or via telephone at (650) 801-6330.

     Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election or Withdrawal Forms. Neither we nor any other person is

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obligated to give notice of any defects or irregularities in any Election or Withdrawal Form or otherwise in the tendering of any Eligible Options, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election or Withdrawal Forms or Eligible Options that are tendered for exchange to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are tendered for exchange. Additionally, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange, provided that such Eligible Options are properly and timely tendered for exchange and are not properly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election or Withdrawal Form with respect to any particular Eligible Options or any particular option holder. However, if we waive any of the conditions to the Offer with respect to any option holder, we will waive that condition for all other option holders. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the option holder tendering the Eligible Options for exchange, or waived by us.

     Our Acceptance Constitutes an Agreement. If we accept Eligible Options that you properly and timely tender for exchange, this will form a binding agreement between us and you on the terms and subject to the conditions of the Offer.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date of the Offer all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn.

4. CHANGE IN ELECTION; WITHDRAWAL.

     You may only change or withdraw your election by following the procedures described in this Section 4. You may change or withdraw your election at any time before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date. You may also withdraw your election if, within forty (40) business days of the Offer Date, we do not accept Eligible Options that are properly and timely tendered for exchange.

     Change in Election. To change your election, you must sign and submit a new Election Form in its entirety before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date in accordance with the instructions set forth in Section 3 above. Copies of the Election Form can be obtained by contacting Tammy Polanco at (650) 801-6330 or tpolanco@fvc.com. ELECTION FORMS RECEIVED AFTER 5:00 P.M. PACIFIC DAYLIGHT SAVING TIME ON THE EXPIRATION DATE WILL NOT BE CONSIDERED TIMELY AND ANY ELIGIBLE OPTIONS TENDERED FOR EXCHANGE THEREIN WILL NOT BE ACCEPTED.

     Withdrawal. If you elected to tender one or more Eligible Options for exchange, and subsequently decide you do not want to participate in the employee stock option exchange program, you can withdraw your election anytime before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date. To withdraw your election, you must fax, mail or hand deliver a

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signed and completed Withdrawal Form, in its entirety, to our Human Resources Department before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date. You may also withdraw your election if, within forty (40) business days of the Offer Date, we do not accept Eligible Options that are properly and timely tendered for exchange. Withdrawal Forms must be submitted in the same manner as Election Forms, in accordance with the instructions set forth in Section 3 above.

     The last form we receive, in its entirety, from you prior to 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date will be considered your final election with respect to the Offer.

     The delivery of Election Forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us.

5. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

     On the terms and subject to the conditions of the Offer and as promptly as practicable following the Expiration Date, we currently expect that we will accept and cancel all Eligible Options properly tendered for exchange and not properly withdrawn before the Expiration Date. The Replacement Options will be granted on February 23, 2004, or at a later date if the Expiration Date is extended or we postpone the acceptance of Eligible Options beyond August 22, 2003 or a different (later) date is required by local law.

     Replacement Options will vest in substantially equivalent monthly increments over a twenty-four (24) month period commencing on the Replacement Grant Date. Approximately one twenty-fourth (1/24) of the shares covered by the Replacement Option will vest on each one (1) month anniversary of the Replacement Grant Date. The Replacement Options granted to employees in certain foreign jurisdictions may be subject to a different vesting schedule. If you are an employee who is employed outside the United States, please see Schedule B for more details.

     If accepted by the Company, Eligible Options that you tender for exchange will be replaced by Replacement Options covering one (1) share for every three (3) shares covered by the exchanged option; provided, however, that options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. See Section 8 below for more detailed information.

     A listing of all of your Eligible Options and the options granted in the six (6) month period immediately preceding the Offer Date can be found in your E*Trade OptionsLink account online at http://www.optionslink.com. If you are not employed by us or one of our subsidiaries on the Expiration Date, then you are not eligible to participate in the Offer. If you are an employee of ours or one of our subsidiaries as of the Expiration Date but are not employed continuously by us or one of our subsidiaries through the Replacement Grant Date, you will not be eligible to receive Replacement Options.

7.

     We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Options. If you are not notified of a rejection, you may assume that, on the Expiration Date, any Eligible Options tendered pursuant to a properly executed Election Form that was properly and timely delivered in its entirety, and was not properly withdrawn, have been accepted. Our acceptance of Eligible Options that are properly and timely tendered for exchange will form a binding agreement between us and you on the terms and subject to the conditions of the Offer.

6. CONDITIONS OF THE OFFER.

     We will not be required to accept any Eligible Options that you tender for exchange, and we may terminate or amend the Offer, or postpone the time at which we actually accept and cancel any Eligible Options tendered for exchange, in each case at any time on or before the Expiration Date, if we determine that any of the following events has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you tendered for exchange:

     any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

     (a)       make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

     (b)       delay or restrict our ability, or render us unable, to accept the Eligible Options tendered for exchange or to issue Replacement Options for some or all of the exchanged Eligible Options;

     (c)       materially impair the benefits we believe we will receive from the Offer (See Sections 2 and 10); or

     (d)     materially and adversely affect our business, condition (financial or other), income, operations or prospects.

     there is:

     (e)       any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

     (f)       the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

8.

     another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

     (g)       any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

     (h)       any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

     (i)       any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

     or,

     any material adverse change occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership.

     The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer.

     Our failure to exercise any of these rights is not a waiver of any of these rights. A waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

     Additionally, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will automatically be cancelled if, and only if, we accept your Eligible Option for exchange. We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn.

7. PRICE RANGE OF COMMON STOCK.

     The Eligible Options to be exchanged pursuant to the Offer are not publicly traded. However, upon exercise of an Eligible Option that we grant, the option holder will become an owner of our common stock. Our common stock is quoted on Nasdaq under the symbol “FVCX”; however, during the period beginning June 27, 2003 and ending July 29, 2003, shares of common stock are traded in Nasdaq under the symbol “FVCXD.” The following table sets

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forth the range of high and low sale prices for our common stock for the periods indicated, as reported on Nasdaq.

	High	Low

FISCAL YEAR ENDED DECEMBER 31, 2003:
First quarter	2.00	1.35
Second quarter	22.20	1.50
Third quarter, until July 18, 2003
FISCAL YEAR ENDED DECEMBER 31, 2002:
First quarter	7.15	3.65
Second quarter	4.15	2.15
Third quarter	3.50	1.65
Fourth quarter	2.15	1.25
FISCAL YEAR ENDED DECEMBER 31, 2001:
First quarter	10.75	4.40
Second quarter	7.75	3.60
Third quarter	5.80	3.50
Fourth quarter	6.45	2.95

     As of July 18, 2003, the last reported sale price of our common stock, as reported by Nasdaq, was $3.68 per share. These share prices reflect a 1-for-5 reverse stock split effective at 5:00 p.m. Eastern Daylight Savings Time on June 27, 2003.

     We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender your Eligible Options for exchange.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

     Consideration. If accepted by the Company, Eligible Options that you tender for exchange will be replaced by Replacement Options covering one (1) share for every three (3) shares covered by the Eligible Options you exchange provided, however, that options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. Please note that our Board of Directors approved a 1-for-5 reverse stock split of the Company’s outstanding common stock, effective at 5:00 p.m. Eastern Daylight Savings Time on June 27, 2003. This means that the number of shares covered by each of your Eligible Options was reduced and your exercise price per share was increased to reflect this stock split. If you have any questions about the number of shares covered by your Eligible Options, or the exercise price of your Eligible Options, please contact Tammy Polanco via telephone at (650) 801-6330 or via email at tpolanco@fvc.com.

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     Fractional numbers of shares will be rounded up to the nearest whole number. Also, the number of shares to be covered by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Grant Date.

     Replacement Options will vest in substantially equivalent monthly increments over a twenty-four (24) month period commencing on the Replacement Grant Date. Approximately one twenty-fourth (1/24) of the shares covered by the Replacement Option will vest on each one (1) month anniversary of the Replacement Grant Date. The Replacement Options granted to employees in certain foreign jurisdictions may be subject to a different vesting schedule. If you are an employee who is employed outside the United States, please see Schedule B for more details.

     If all Eligible Options are tendered for exchange and accepted and cancelled by us, we will grant Replacement Options to purchase a total of approximately 1,058,646 shares of our common stock. As of July 18, 2003, there were approximately 8,135,920 shares of our common stock outstanding. The common stock issuable upon exercise of the Replacement Options would equal approximately 13% of the total shares of our common stock outstanding as of July 18, 2003.

     Merger or Acquisition. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares that otherwise would be covered by your Replacement Options.

     Terms of Replacement Options. All Replacement Options will be issued under either our 1999 Plan or 1997 Plan, pursuant to replacement option agreements between you and us. Specifically, all Replacement Options that are intended to qualify as incentive stock options will be granted under our 1997 Plan. In addition, Replacement Options granted to Executive Officers and members of Our Board of Directors will be granted under our 1997 Plan; provided, however, that if, and to the extent, the number of shares covered by a Replacement Option granted to an Executive Officer exceed the maximum number permitted under the terms of our 1997 Plan, then Replacement Options covering such excess shares will be granted to such Executive Officer under the 1999 Plan. Replacement Options granted to employees in France shall be issued under the 1997 Plan (pursuant to the terms and conditions provided in the French addendum to the 1997 Plan, which may be amended from time to time). All other Replacement Options will be granted under our 1999 Plan.

     For employees residing in the United States, if, and to the extent, you elect to cancel incentive stock options, your Replacement Options will be treated as incentive stock options to the maximum extent permitted under U.S. tax law.

11.

     The issuance of Replacement Options under the Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options. Declining to participate in the Offer will not impact your ability to receive options or other stock awards in the future. However, because of requirements of certain accounting rules, if any of your Eligible Options are accepted for exchange in the Offer, you will not be eligible to receive additional stock option grants until after the Replacement Grant Date.

     The following description of the Replacement Grant Plans and the replacement option agreements is a summary intended to highlight material provisions of these documents. It is not complete. A Replacement Option will be subject to the terms and conditions of either the 1999 Plan or the 1997 Plan, as applicable, any applicable addendum or sub-plan and a replacement option agreement. Additional information about the Replacement Grant Plans may be found in the S-8 Registration Statement and related prospectus prepared in connection with each of the Replacement Grant Plans, which can be found htpp://argus.fvc.com/intranet/index.php. If you cannot access this website please contact Tammy Polanco at (650) 801-6330 or tpolanco@fvc.com to request copies of the Replacement Grant Plans, related prospectuses and current forms of stock option agreements. Copies will be provided promptly and at our expense. The form of stock option agreements may be changed with the approval of our Board of Directors or our Compensation Committee prior to the Replacement Grant Date.

     Your Eligible Options may contain certain provisions that differ significantly from the expected terms of your Replacement Options, such as, for example, more favorable provisions regarding accelerated vesting under certain circumstances, and/or longer exercise periods following termination of employment. The Replacement Options you receive pursuant to the Offer will not include any of these more favorable provisions, and by tendering your Eligible Options for Replacement Options you are automatically agreeing to the elimination of those provisions and any other provision that may be different. Also, Replacement Options granted to employees located outside the United States may be subject to certain additional restrictions and limitations, as provided at Schedule B hereto. We encourage you to review your Eligible Options to familiarize yourself with their current terms and conditions and to better understand how those terms and conditions may vary from those in the Replacement Grant Plans.

     General. The 1997 Plan was adopted in 1997. The 1999 Plan was adopted in 1999. As of July 18, 2003, there were an aggregate of 2,375,000 shares of common stock reserved for issuance under the Replacement Grant Plans. The shares of common stock to be delivered under the Replacement Grant Plans may be either authorized but unissued shares or treasury shares. Any shares subject to an option under the Replacement Grant Plans which for any reason terminates, is cancelled or otherwise expires unexercised, any shares reacquired by us because restrictions on the shares do not lapse, any shares reacquired by us due to restrictions imposed on the shares, any shares returned because payment is made under the Replacement Grant Plans by a plan participant in Company common stock of equivalent value rather than in cash, and any shares reacquired from a recipient for any other reason are available for further awards under the Replacement Grant Plans. The 1997 Plan is the only one of our active stock option plans that permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code. No options granted under the 1999 Plan are treated as incentive stock options under U.S. tax law. For employees residing in the United States, if, and to the extent, that you

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elect to cancel incentive stock options, then your Replacement Options will be treated as incentive stock options to the maximum extent permitted under U.S. tax law.

     Administration. The Replacement Grant Plans are administered by the Board of Directors. As of July 18, 2003, all of our employees and employees of our subsidiaries were eligible to participate in the Replacement Grant Plans.

     Eligibility; Grant of Awards. Subject to the terms of the Replacement Grant Plans, and subject to ratification by our Board of Directors only if required by applicable law, our Board of Directors has the authority and sole discretion to determine those key employees and other individuals eligible to participate in the Replacement Grant Plans, select to whom awards will be granted, determine the size and form of awards and the times that awards are to be granted, establish the terms under which awards will be exercised or transferred, make or alter any restrictions or conditions on any award (including as necessary to conform or comply with local laws) and adopt such rules and regulations, establish, define and interpret other terms and conditions (including as necessary to conform or comply with local laws) and make all other determinations necessary or desirable for the administration of the Replacement Grant Plans. Under the terms of the Replacement Grant Plans, the Board may delegate this authority to a committee of the Board.

     Stock Option Awards; Price; Exercise; Restrictions. Stock options are rights to purchase shares of our common stock at a fixed price for a predetermined period of time. The Replacement Grant Plans authorize our Board of Directors to determine the number of shares of common stock to be covered by each option (subject to the limitations in Section 4(a) of the Replacement Grant Plans), the purchase or exercise price of stock subject to such stock options and the term of each stock option, which, in the case of incentive stock options, may not be longer than ten years after the date of grant. The exercise price may not be less than eighty-five percent (85%) of fair market value and may not be less than the fair market value at the time of grant in the case of incentive stock options. The aggregate fair market value of the common stock (at the time of grant of any incentive stock option) with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year under all of our plans may not exceed $100,000. At the discretion of our Board of Directors, the common stock issued pursuant to stock options granted under the Replacement Grant Plans may be subject to restrictions on vesting or transferability.

     Stock Option Awards; Rights in the Event of Termination. In the event of termination of employment (for reasons other than death or permanent and total disability), the option holder may generally exercise stock options vested as of the date of termination for a period of thirty (30) days (or such longer period as specified in the cancelled Eligible Option) after the termination of employment. In the event of termination of employment by reason of death, the option holder’s vested and unvested stock options may generally be exercised for a period of eighteen (18) months (or such longer period as specified in the cancelled Eligible Option) after the date of death. In the event of termination of employment by reason of permanent and total disability, the option holder may generally exercise stock options vested as of the date of termination for a period of six (6) months (or such longer period as specified in the cancelled Eligible Option) after the termination of employment. Please note that if you work and live

13.

outside the United States, your option agreement may provide for different post-termination exercise periods to comply with local laws.

     Amendment or Termination. Our Board of Directors may at any time amend, suspend or terminate the Replacement Grant Plans; provided that any such amendments relating to the definition of the employees and individuals eligible to participate in the 1997 Plan or an increase in the maximum number of shares of common stock authorized for issuance under the 1997 Plan are subject to stockholder approval to the extent required by the provisions of the U.S. Internal Revenue Code relating to incentive stock options. No amendment, suspension or termination of the Replacement Grant Plans may affect the rights of a participant to whom an award has been granted without such participant’s consent.

     Share Adjustments. If our outstanding common stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of a recapitalization, reclassification, stock split, combination of shares, separation (including a spin-off) or stock dividend, there will be an equitable adjustment in the exercise prices of outstanding options and the number and kind of shares as to which outstanding options shall be exercisable as determined by our Board of Directors. If we are a party to any merger or consolidation, any purchase or acquisition of property or stock, or any separation, reorganization or liquidation, any outstanding options would be assumed or substituted by the successor entity. If the successor entity does not assume or substitute the outstanding options, then the vesting and exercisability of such options would accelerate in full and such options would terminate if not exercised prior to such event.

     Duration of the Replacement Grant Plans. Awards may be made under the 1997 Plan for a period of ten years ending on October 21, 2007. Awards may be made under the 1999 Plan for a period of ten years ending on April 20, 2009. The period during which a stock option or other award may be exercised, however, may extend beyond those dates.

     U.S. Federal Income Tax Consequences. You should refer to Section 12 for a discussion of the U.S. Federal income tax consequences of the Replacement Options and the Eligible Options, as well as the consequences of accepting or rejecting the Offer.

     Income Tax Consequences Outside the United States. If you are a resident of or are otherwise subject to the tax laws in China, France, Germany, Hong Kong, Italy, Japan, Korea or the United Kingdom, you should refer to Section 13 and Schedule B hereto for a discussion of the income tax consequences of electing to exchange Eligible Options for Replacement Options under this Offer. If you are subject to the tax laws of one of these countries, but also are subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences for more than one country which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

     Termination of Employment. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES PRIOR TO THE EXPIRATION DATE (WHETHER OR NOT IN BREACH OF LOCAL LABOR LAWS), YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. Accordingly, any options you tendered for exchange prior to such termination will automatically be withdrawn from the Offer and will not be accepted for

14.

exchange. We will return those options to you and you may exercise those options in accordance with their terms (to the extent they are vested, or as otherwise provided in your option agreement), but you will not receive any Replacement Options. You are also ineligible to participate in the Offer if, prior to the Expiration Date, you resign or give notice of intention to cease employment with FVC or one of its subsidiaries, or if you receive a notice of termination of your employment for any reason (whether or not in breach of local labor laws). For purposes of the Offer, we will treat you as having received a notice of termination if, at any time before the Expiration Date, (a) you receive written notice of termination of your employment with us or any of our subsidiaries for any reason, and such termination of employment will not be extended by any notice period mandated under local law, or (b) in accordance with local laws, you file or agree in writing to file a petition in labor court, or you enter into an agreement to end your employment relationship with us or one of our subsidiaries.

     PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT CONTINUOUSLY EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR THE ELIGIBLE OPTIONS YOU TENDERED AND WHICH THE COMPANY ACCEPTED AND CANCELLED, NOR WILL YOU RECEIVE ANY CONSIDERATION FOR ANY OTHER OPTIONS THAT HAVE BEEN CANCELLED BECAUSE OF YOUR ELECTION TO TENDER ELIGIBLE OPTIONS. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, prior to the Replacement Grant Date and after the Expiration Date, you will not receive anything for the Eligible Options that you tendered for exchange and we cancelled.

     Leave of Absence. If you are on a personal leave of absence that, as of the Expiration Date, is no more than 90 days, or if you are on a medical, parental, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are eligible to participate in the Offer. If you are on a leave of absence but do not fall into any of these categories, you are not eligible to participate in the Offer.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Replacement Grant Plans, including shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of ours, you will be able to sell shares you obtain upon the exercise of vested Replacement Options free of any transfer restrictions under applicable securities laws. If you are an employee located outside the United States, your country may currently have legal restrictions or regulatory rules in place such that you are not permitted to hold shares upon the exercise of the Replacement Options, and the methods of exercise available to you may be restricted accordingly. (See Schedule B hereto)

9.     INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

15.

     A list of our directors and Executive Officers is attached to this Offer to Exchange as Schedule A.

     As of July 18, 2003, our Executive Officers and non-employee Directors (12 persons) as a group held options to purchase a total of 1,404,050 shares of our common stock. This covered approximately 42.72% of the shares of common stock subject to all of our outstanding options. The following table sets forth the beneficial ownership of each of our Executive Officers and non-employee Directors of options outstanding as of July 18, 2003.

	Number of Shares of Common Stock	Percentage of Total
Name	Covered by Outstanding Options	Options Outstanding

Jonathan Morgan	295,318	12.08%
David Bundy	81,446	3.33%
Truman Cole	80,000	3.27%
Frik Strecker	96,000	3.92%
Julia Schloss	20,000	*
Frank Kaplan	80,000	3.27%
Bob Romano	80,000	3.27%
Tom Bennett	55,000	2.25%
Ralph Ungermann	120,000	4.91%
Norman Gaut, Ph. D.	24,000	*
Edward Harris	52,000	2.13%
Adam Stettner	60,286	2.47%

* Less than one percent.

     On June 19, 2003, and on June 22, 2003, the Company granted to our Director, Adam Stettner, options to purchase 8,000 and 3,000 shares of our Common Stock at exercise prices of $5.00 and $4.80, respectively (both as adjusted for the stock split on June 27, 2003). Except as provided above, during the past sixty (60) days, we have not issued any Eligible Options and no Eligible Options have been exercised. Neither we, nor, to the best of our knowledge, any member of our Board of Directors or any of our Executive Officers or those of our subsidiaries, nor any affiliates of ours, engaged in transactions involving Eligible Options during the past sixty (60) days. In addition, except as described in Exhibit A hereto, neither we nor, to our knowledge, any of our Executive Officers or members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any other agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.     STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER.

     Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to provide our employees, employees of our subsidiaries and members of our Board of Directors with the opportunity to potentially hold options that, over time, may have a greater potential to provide

16.

value, and thereby create better incentives for our employees, employees of our subsidiaries and members of our Board of Directors to remain with us (and our subsidiaries) and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We could accomplish this goal by repricing some existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which could require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired.

     We believe that we can accomplish our goals without incurring additional current or future compensation expense because:

     we will not grant any Replacement Options until a day that is at least six (6) months and one (1) day after the date that we accept and cancel Eligible Options (including options issued in the six (6) month period immediately preceding the Offer Date that will be exchanged because of your election to exchange Eligible Options) tendered for exchange;

     the exercise price of Replacement Options will be at least the Fair Market Value of our common stock on the Replacement Grant Date, which is expected to be February 23, 2004, or a later date if we extend the Expiration Date (or postpone the acceptance of Eligible Options) beyond August 22, 2003 (in which case, the Replacement Grant Date will be the date six months and one day from the extended Expiration Date) or a different (later) date is required by local law. The Fair Market Value will be at least the closing price of our common stock as reported on Nasdaq on the Replacement Grant Date (or, if no sales are reported on such date, then at least the closing price of our common stock on the first day after such date on which there is a reported sale);

     we will require any option holder who tenders any Eligible Options in the Offer to exchange all options that he or she received during the six (6) month period immediately preceding the Offer Date which, based on an Offer Date of July 25, 2003, includes all options granted on or after January 25, 2003; and

     in order to avoid any potential compensation expense, we will not grant any options to an option holder who tendered Eligible Options in the Offer until the Replacement Grant Date, including any automatic grants to our Directors under our 1997 Non-Employee Directors’ Stock Option Plan.

     Eligible Options, and options issued in the six (6) month period immediately preceding the Offer Date that will be exchanged because of your election to cancel Eligible Options, that we acquire in connection with the Offer will be cancelled. With respect to Eligible Options under the 1999 Plan or 1997 Plan the shares of common stock that previously could have been purchased under those cancelled options will be returned to the pool of shares available for grants of new awards or options without further stockholder action, except as required by applicable law or Nasdaq rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11.     LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Offer, or of any approval or other action by any government

17.

or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Options that you tender for exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept Eligible Options tendered for exchange and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

12.     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. Federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.

     We believe that the exchange will be treated as a non-taxable exchange. If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you will not be required to recognize income as a result of the exchange for federal income tax purposes at the time of the exchange.

     At the Replacement Grant Date, you will not be required to recognize additional income for federal income tax purposes. The grant of Replacement Options is not recognized as taxable income.

     Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

     If, and to the extent, that you exchange your incentive stock options and we accept your incentive stock options, then any Replacement Options you are granted will qualify as incentive stock options to the maximum extent permitted under U.S. tax law. The exchange and cancellation of your incentive stock options will not give rise to any tax consequences.

     We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept the Offer, it is possible that the Internal Revenue Service would decide that the right to tender your incentive stock options for exchange under the Offer is a modification of your incentive stock options. A successful assertion by the Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

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     Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the Company Option Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option (which is generally determined as of the date you exercise the option) exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Company Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is qualifying or disqualifying. The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

     If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a disqualifying disposition, then the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the excess of the sale price over the option exercise price is less than the amount in the preceding sentence, then this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, then the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The excess of the aggregate fair market value of the common stock you receive when you exercised the option over the aggregate exercise price will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

     If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, then we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common

19.

stock you received when you exercised an incentive stock option, then we may be entitled to a deduction equal to the amount of compensation income taxable to you.

     Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, then no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The excess of the aggregate fair market value of the shares received pursuant to the exercise of the option over the aggregate exercise price will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.     MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES.

     Attached at Schedule B hereto are short summaries of the general tax consequences of the Offer and certain other considerations in countries other than the United States where employees that are eligible to participate in the Offer may reside. If you are subject to the tax laws in any of these countries, please see Schedule B hereto for information regarding the tax consequences to you of participating in the Offer. If you are subject to the tax laws in more than one country, you should be aware that there may be other tax and social insurance consequences in more than one country that may apply to you.

     You should carefully review any information applicable to you that is set forth at Schedule B. We recommend that you consult your own tax or other legal advisor regarding your personal situation and the tax, social insurance and other consequences before deciding whether or not to participate in the Offer.

20.

14.     EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We may at any time, and from time to time, extend the period of time during which the Offer is open, and thereby delay accepting any Eligible Options tendered for exchange, by announcing the extension and/or giving oral or written notice of the extension to the option holders.

     Prior to the Expiration Date, we may postpone the time at which we actually accept and cancel any Eligible Options tendered for exchange, or we may terminate or amend the Offer, if any of the conditions specified in Section 6 occur. In order to postpone the time at which we accept and cancel Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate the Offer.

     As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

     We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.

     We will publish a notice if we decide to take any of the following actions:

     increase or decrease what we will give you in exchange for your Eligible Options; or

     increase or decrease the number of Eligible Options to be exchanged in the Offer.

     If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

15.     FEES AND EXPENSES.

21.

     We have not employed or retained any broker, dealer or other person to make solicitations or recommendations to holders of Eligible Options in connection with the exchange of such Eligible Options pursuant to the Offer, nor will we compensate any person for making such solicitations or recommendations.

16.     INFORMATION ABOUT US.

OVERVIEW

     FVC is a premier provider of next generation web conferencing and collaboration solutions. We deliver award-winning integrated communications solutions that address the needs of business people who need to work together remotely to collaborate, train, demonstrate or sell. The Company has defined the next generation of web conferencing by adding optional video with easier enterprise deployment and a potentially greater return on investment. The Company’s Click to Meet™ products provide business quality communication by supporting a wide range of industry standards and works in existing customer environments. The Company’s solutions integrate seamlessly with existing tools and methodologies, such as email and web browsing, while extending the advantages of instant messaging and collaboration environments, such as MSN and Windows Messenger and Microsoft Exchange. The Company’s innovative solutions are deployed in over 1,400 customer sites worldwide, including Fortune 500 companies, government agencies and service providers with installations of up to 8,000 seats. Additional information about First Virtual Communications can be found on the Web at http://www.fvc.com.

     We are headquartered in Redwood Shores, California. Our Internet address is www.fvc.com. The information contained on our website is not incorporated by reference into nor a part of the Offer.

SELECTED FINANCIAL DATA

     Set forth below is a selected summary of our financial information. The Company’s fiscal year ends on December 31. The financial data as of December 31, 2002 and for the years ended December 31, 2002 and 2001 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002. The financial data as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. This financial data should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The historical financial information may not be indicative of the Company’s future performance.

22.

			Three Months Ended March
	Year Ended December 31,		31,

	2002	2001	2003	2002

	(in thousands, except per share amounts)
Statement of Operations Data:
Net revenues	24,414	27,661	5,377	6,601

Cost of goods sold:
Cost of goods sold	8,379	20,550	831	1,348

Gross margin	16,035	7,111	4,546	5,253
Operating expenses:
Research and development	9,945	12,573	2,487	2,757
Selling, general and administrative	20,633	24,610	4,220	4,199
Amortization
Purchased in process research and development	—	—	—	—
Special charges	9,894	2,468	—	—

Total operating expenses	40,472	39,651	6,707	6,956

Operating income (loss)	(24,437)	(32,540)	(2,161)	(1,703)
Interest expense
Other income (expense), net	115	665	27	44

Loss before income taxes
Provision (benefit) for income taxes

Minority interest in consolidated subsidiary	—	—	—	(15)

Net income (loss)	$(24,322)	(27,400)	$(2,134)	(1,674)

Net income (loss) per share
Basic and diluted	$(0.64)	(1.26)	$(0.05)	(0.05)

First Virtual Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data; unaudited)

	March 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$7,057	$8,352
Short-term investments	81	83
Accounts receivable, net	3,580	4,080
Inventory	293	613
Prepaids and other current assets	438	406

Total current assets	11,449	13,534
Property and equipment, net	1,934	2,197
Other assets	298	293
Intangible assets, net	3,679	3,736

	$17,360	$19,760

23.

	March 31,	December 31,
	2003	2002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,268	$1,192
Accrued liabilities	4,963	5,139
Deferred revenue	6,498	6,656

Total current liabilities	12,729	12,987
Stockholders’ equity:
Convertible Preferred Stock, $.001 par value; 5,000,000 shares authorized; 27,437 shares issued and outstanding, respectively	—	—
Common stock, $.001 par value; 100,000,000 shares authorized; 40,483,594 and 33,430,179 shares issued and outstanding, respectively	40	40
Additional paid-in capital	118,531	118,531
Accumulated other comprehensive (loss)	(218)	(210)
Accumulated deficit	(113,722)	(111,588)

Total stockholders’ equity	4,631	6,773

	$17,360	$19,760

     Book value per share as of March 31, 2003 was $0.114. Book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at March 31, 2003.

     The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our Quarterly Report on 10-Q for the quarter ended March 31, 2003 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17 — Additional Information.

17.     ADDITIONAL INFORMATION.

     With respect to the Offer, we have filed the Schedule TO with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, as amended, including its exhibits, before making a decision on whether to tender your options.

     We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to tender your options for exchange:

     (a)      our annual report on Form 10-K for the fiscal year ended December 31, 2002;

     (b)      our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003;

     (c)      our current report on Form 8-K, filed with the SEC on April 29, 2003;

     (d)      our current report on Form 8-K, filed June 30, 2003;

     (e)      the description of our common stock contained in the Company’s Form 8-A filed November 3, 1997;

     (f)      our current report on Form 8-K, filed on July 29, 2003; and

     (g)      our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2003.

     The SEC file number for these filings is 001-05560. You may read and copy these reports, proxy statements and other information filed by us at the SEC’s public reference rooms

24.

at 450 Fifth Street, NW., Washington, D.C. 20549, U.S.A. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 “K” Street, Washington, DC 20006, U.S.A.

     We will also provide without charge to each employee, upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

First Virtual Communications, Inc.
3200 Bridge Parkway, Suite 202
Redwood City, CA 94065, U.S.A.
(650) 801-6300

     As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer, you should rely on the statements made in the most recent document.

     The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

18.     MISCELLANEOUS.

     The Offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. We encourage you to review the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 before you decide whether to participate in the Offer.

     If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders of Eligible Options be accepted from or on behalf of, the option holders residing in that jurisdiction.

     Our Board of Directors recognizes that the decision to participate in the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Offer is limited to this document (including Schedules A and B hereto), the Questions and Answers and the Schedule TO.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS

25.

IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT (INCLUDING SCHEDULES A AND B HERETO), THE QUESTIONS AND ANSWERS AND THE SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

26.

Exhibit A*

     In April 2003, the Company entered into a private equity line financing agreement with Ralph Ungermann, the Company’s Executive Chairman of the Board, under which the Company may require Mr. Ungermann to purchase up to $1 million of our common stock at a purchase price of $1.55 per share under the equity line of credit agreement during the period from April 14, 2003 and April 13, 2004. In connection with this arrangement, the Company issued to Mr. Ungermann a warrant to purchase up to 60,000 shares of the Company’s Common Stock at an exercise price of $1.90, equal to 125% of the fair market value of our common stock on the date of issuance as determined by Nasdaq rules. The Company entered into a registration rights with Mr. Ungermann with respect to any shares of the Company’s common stock issued under the equity line of financing agreement and issued upon exercise of the warrant issued to Mr. Ungermann.

     On October 29, 2002, the Company and Jonathan Morgan, the Company’s President and Chief Executive Officer, entered into an employment agreement pursuant to which Mr. Morgan became the Acting President and Chief Executive Officer of the Company. Pursuant to the agreement, Mr. Morgan was given the right to receive a stock option grant of 20,000 shares of our common stock in the event Mr. Morgan finds a permanent President and Chief Executive Officer for the Company within six months of the date of Mr. Morgan’s agreement. The exercise price of the option would be the fair market value on the date of grant. The option would be fully vested on the date of the grant.

     On April 12, 2002, the Company issued and sold an aggregate of 1,337,200 shares of Common Stock to certain investors in a private placement at a per share purchase price of $3.60, the closing bid price of the Common Stock as traded on The Nasdaq National Market (“Nasdaq”) on the date immediately prior to the date the parties signed the purchase agreement for the transaction. In addition, the Company issued warrants to the investors to purchase up to 668,600 shares of Common Stock at an exercise price of $5.05 per share (a 40% premium to the fair market value as determined by Nasdaq rules). The investors in the transaction included Ralph Ungermann, the Company’s Executive Chairman of the Board, Dr. Norman Gaut, a member of the Company’s Board, and Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Technology Fund, L.P., collectively, a greater than 5% stockholder of the Company and of which, Adam Stettner, a member of the Company’s Board, is the managing director of Special Technology Fund, L.P. As a result of the issuance of certain transactions of the Company in April 2003, certain anti-dilution protections contained within the warrants have been triggered, and as a result, the exercise price for the above listed warrants has been reduced to $5.00 per share. The investors in this financing were granted registration rights in connection with the financing.

*	All stock numbers and prices reflect the Company’s 1 for 5 reverse split of its common stock effected on June 27, 2003 at 5:00 PM, EDT.

27.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND
EXECUTIVE OFFICERS

     The following table sets forth for each director and executive officer of the Company as of July 18, 2003, their ages and present positions with the Company:

Directors

Name	Age	Title

Jonathan G. Morgan	49	President, Chief Executive Officer and Director
Ralph K. Ungermann	61	Executive Chairman of the Board
Norman E. Gaut, Ph.D.	65	Director
Edward S. Harris	46	Director
Adam Stettner	39	Director

Executive Officers

Name	Age	Title

Jonathan Morgan	49	President, Chief Executive Officer and Director
David Bundy	44	Chief Technology Officer
Truman Cole	61	Vice President and Chief Financial Officer
Frik Strecker	32	Vice President, Engineering
Julia Schloss	32	Vice President and General Counsel
Frank Kaplan	48	Vice President, Worldwide Sales
Bob Romano	47	Vice President, Marketing
Tom Bennett	54	Vice President, Worldwide Support

     The address of each director and executive officer is: First Virtual Communications, Inc., 3200 Bridge Parkway, Suite 202, Redwood City, California, 94065, U.S.A.

A-1.

SCHEDULE B

ADDENDA FOR EMPLOYEES RESIDING OUTSIDE THE U.S.

We believe that you will not be subject to additional tax solely by virtue of your participation in the Offer and your tender of Eligible Options for Replacement Options. However, the tax legislation in most of the countries outside of the United States does not specifically address the tax consequences of the tender of Eligible Options for Replacement Options. Consequently, although it appears that you will not be subject to any additional tax liability if you participate in the Offer, we cannot be certain of this result. It is possible that you may be subject to tax on the value of the Replacement Options upon grant or on some other basis or that you may lose the ability to claim preferential tax treatment in connection with your Replacement Options. We therefore strongly recommend that you consult with your tax advisor as to the tax consequences of participating in the Offer.

If you are eligible for this Offer because you are an employee of FVC or one of our subsidiaries living or working in the United States or a country listed in this Schedule B, but are also subject to the tax laws in another country that is not listed, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

B-1.

Stock Option Exchange Program: A Guide to Issues in China

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option and Sale of Shares

Due to legal restrictions in China, you must use the cashless sell-all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the fair market value of the shares on the date of exercise and the exercise price will be subject to income tax. In addition, you may also be subject to social insurance contributions on this amount.

Withholding and Reporting

Your employer may be required to withhold and report for income tax and social insurance purposes when you exercise your Replacement Option, although this result is not certain. If your employer has a withholding obligation, you will be responsible for paying any difference between the actual tax liability and the amount withheld. If your employer does not have a withholding obligation, it will be your responsibility to pay any applicable taxes due at the time of exercise of your Replacement Option.

Legal Restrictions

Due to legal restrictions in China, you must use the cashless sell-all method of exercise.

B-2.

Stock Option Exchange Program: A Guide to Issues in France

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

Your Replacement Option is intended to be a French-qualified option. Provided the requirements for French-qualified options are complied with (see Terms of New Grant section below), you will not be subject to tax on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price when you exercise the Replacement Option.

However, to the extent that the exercise price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the Replacement Grant Date, this “excess discount” will be treated as an additional taxable salary at the time of exercise. This income will be taxed at progressive rates up to 49.58% (for 2003). This amount is also subject to social tax, to CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

Sale of Shares

If you sell the shares purchased upon exercise after the expiration of the applicable holding period in effect under French law (currently set at four years from the Replacement Grant Date) and the spread is less than or equal to €152,500, you will be taxed at a rate of 40% (30%, plus 10% additional social tax) on the spread.

If you sell the shares after the expiration of the four-year holding period (or the minimum holding period required under French law, if different) but the spread is more than €152,500, then the portion of the spread up to €152,500 would be taxed at 40% and the portion of the spread above €152,500 would be taxed at 50% (40%, plus 10% social tax).

B-3.

You may receive even more favorable tax treatment if you wait an additional two years after the exercise of your option and after the expiration of the four-year or other minimum holding period to sell your shares. In this case and provided the spread is less than or equal to €152,500, you will be taxed at the rate of 26% (16%, plus 10% social tax). If you sell the shares two years after the exercise of your option and after the expiration of the four-year or other minimum holding period but the spread is more than €152,500, the portion of the spread up to €152,500 is taxed at the rate of 26% and the portion of the spread above €152,500 is taxed at the rate of 40%.

In any case, the difference between the sale proceeds and the fair market value of the shares at the time of exercise (i.e., any capital gains) is taxed at the rate of 26% (i.e., 16% income tax, plus 10% social tax).

The tax due on the spread and capital gains, if any, applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (€15,000 for 2003).

If the sale proceeds are less than the fair market value of the shares on the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the five following years. This capital loss cannot be offset against other kind of income.

Reporting

Your employer must send to you, no later than February 15 of the year following the year of exercise of the Replacement Option, an individual statement providing the following information:

its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office;

the Replacement Grant Date and the date of exercise of the Replacement Option;

the number of shares acquired upon exercise and the exercise price; and

the excess discount, if any, at the time of grant based on the restriction for French-qualified options.

At the same time, your employer must also send duplicates of the individual statements to the tax office (Direction des Services Fiscaux) with which it files its tax return.

To benefit from the favorable tax regime (i.e., the favorable income tax and social tax treatment), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2006, you would have to attach the individual statement to the income tax return for the income earned in 2006, which you file with the French tax authorities in 2007).

B-4.

Upon the sale of the shares (and provided that the four-year holding period or other minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the shares were sold.

Exchange Control Information

You may hold shares purchased upon exercise of the Replacement Option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Terms of New Grant

The Replacement Option is intended to be a French-qualified option. As such, certain requirements must be met. Please note that, if your Eligible Option is a French-qualified option, you will not be able to carry over the partially expired holding period. In other words, even if part of the holding period for your Eligible Option has passed,1 the mandatory four-year holding period (or other minimum holding period required under French law) for French-qualified options must start over upon the Replacement Grant Date. In addition, the following terms will apply to your Replacement Option grant:

Plan: Your Replacement Option will be granted under the 1997 Plan, pursuant to the terms and conditions provided in the French addendum to the 1997 Plan (i.e., the Sub-Plan for French Participants Subject to Taxation in France), which may be amended from time to time, regardless of whether your Eligible Options have been granted under any other Company Option Plan.

Termination Due to Death: If you die holding the Replacement Option, the Replacement Option will become immediately vested upon your death, and your heirs will have six months from the date of your death to exercise the Replacement Option.

Vesting Schedule: As explained above, you will not be able to receive vesting credit on your Replacement Option for the period between the vesting commencement date of your Eligible Option and the cancellation date of the Eligible Option. Instead, your Replacement Option will be subject to a vesting schedule that will start to run on the Replacement Grant Date; as a result, your Replacement Option will not vest as to any portion for at least one year from the Replacement Grant Date. Your Replacement Options will not have the same vesting schedule as those options you choose to exchange. The vesting schedule of your Replacement Option will be as follows, and will be subject to your continued employment on each relevant vesting date:

50% of the shares covered by the Replacement Option will vest on the one (1) year anniversary of the Replacement Grant Date, and

1 With respect to options granted on or before April 27, 2000, the holding period required under French law is five years from the date of grant. With respect to options granted after April 27, 2000, the holding period required under French law is four years from the date of grant (unless subsequently modified under French law).

B-5.

1/24 of the shares covered by the Replacement Option will vest on each one (1) month anniversary thereafter.

The total vesting period for your Replacement Option will be twenty-four (24) months. However, the shares you acquire upon exercise of your Replacement Option are subject to the holding period described below.

Holding Period: You will not be permitted to sell any shares acquired through exercise of your Replacement Option until the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) for French qualified options is satisfied. Currently, this period is four years from the Replacement Grant Date. Therefore, you will be restricted for three years from selling any shares you may acquire when the Replacement Option first starts to vest (i.e., one year after the Replacement Grant Date). A restrictive legend may be printed on any shares issued to you to ensure this holding period is complied with.

Replacement Grant Date: Under French law, qualified options cannot be granted during specific closed periods. Therefore, the Replacement Grant Date may be different than your colleagues’ Replacement Grant Date outside of France to comply with this requirement.

Exercise Price: The exercise price of your Replacement Options will be determined in accordance with the following rules. The exercise price will be the greater of: (i) the Fair Market Value of the underlying shares on the Replacement Grant Date; and (ii) 95% of the average quotation price of the shares during the 20 trading days preceding the Replacement Grant Date.

Term: The term of your Replacement Option will be nine (9) years and six (6) months from the Replacement Grant Date.

Please note that these terms are necessary in order to qualify for favorable tax and social insurance treatment in France. Please consider these issues carefully before you tender any Eligible Options for cancellation.

B-6.

Stock Option Exchange Program: A Guide to Issues in Germany

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax at your normal marginal rate on the difference between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the Income Tax Act (Einkommenssteuergesetz), you may be able to deduct the lesser of (i) €154, and (ii) 50% of the value of the shares at exercise from the spread per calendar year because this income results from the purchase of stock in your employer’s parent company (i.e., FVC). We recommend that you confirm the availability of this deduction with your tax advisor.

Sale of Shares

You will not be subject to tax when you subsequently sell shares acquired upon exercise, provided you own the shares for at least 12 months from the date of acquisition, do not own 1% or more of FVC’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee).

If you are subject to tax upon sale because one or several of the above conditions are not met, you will be subject to tax on one-half of the gain (calculated as the sale proceeds less the fair market value of the shares at exercise), less one-half of the sales related expenses. Furthermore, you will be subject to tax only if your total gain exceeds €512 in the relevant tax year. If this

B-7.

threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the Replacement Option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. In addition, it is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your holding annually in the unlikely event that you hold shares representing 10% or more of the total or voting capital of FVC.

B-8.

Stock Option Exchange Program: A Guide to Issues in Hong Kong

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Mandatory Provident Fund contributions will not be due on this amount.

Sale of Shares

You will not be subject to tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the Replacement Option or when you subsequently sell the shares. However, your employer will report your taxable benefits resulting from the exercise of your option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

Vesting Schedule

The vesting schedule of your Replacement Option will be as follows, and will be subject to your continued employment on each relevant vesting date:

25% of the shares covered by the Replacement Option will vest on the six (6) month anniversary of the Replacement Grant Date, and

1/24 of the shares covered by the Replacement Option will vest on each one (1) month anniversary thereafter.

B-9.

The total vesting period for your Replacement Option will be twenty-four (24) months.

Securities Information

This offer to exchange options is not a public offer and is available only to eligible employees of FVC or its affiliates (and members of FVC’s Board of Directors) holding Eligible Options.

B-10.

Stock Option Exchange Program: A Guide to Issues in Italy

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Italy. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to income tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

You may be subject to tax when you exercise the Replacement Option if the exercise price of the Replacement Option is less than the Italian Fair Market Value (i.e., the average of the official prices of the underlying shares over the month preceding the Replacement Grant Date) at the time of the new grant. If the exercise price is lower than the Italian Fair Market Value, you will be subject to income tax and social insurance contributions on the difference between the Italian Fair Market Value (i.e., the average of the official prices of the underlying shares over the month preceding the exercise date) of shares at exercise and the exercise price. If the exercise price is equal to or higher than the Italian Fair Market Value of the underlying shares at grant, you will not be subject to tax when you exercise your Replacement Option.

Sale of Shares

If you acquire shares at exercise, you will be subject to capital gains tax when you subsequently sell the shares. If you are subject to tax at exercise, the taxable amount will be the difference between the sale proceeds and the Italian Fair Market Value of the shares at exercise. If you were not subject to tax at exercise, the taxable amount will be the difference between the sale proceeds and the exercise price. Capital gains are currently taxed at a flat rate of 12.5% for “non-qualified” shareholdings.

You may also elect to be taxed under one of two alternative tax regimes. To be eligible for either of these methods, you must transfer your stock certificates to the custody of a broker authorized by the Italian Ministry of Finance.

B-11.

Administered Savings Method

Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions. Under this method, a 12.5% flat withholding tax is levied on the capital gains for each transaction. Your broker pays the tax from the sale proceeds at the time of the sale of the shares, so that capital gain is not included on your annual tax return. The advantage of this tax regime is that it preserves the anonymity of the owner of the shares. The tax effect, however, is the same as described above.

Managed Savings Method

Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of your entire investment portfolio with the broker, i.e., the difference between the value of your portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. Once again, the broker pays the tax at the end of the year from your account and the gain is not included on your individual tax return. The advantage of this method is that it preserves the anonymity of the owner of the shares. The disadvantage is that your taxable amount is not equal to capital gains actually realized through the sale of the shares, but rather is based on the increased value of the shares held in your portfolio.

Withholding and Reporting

If you are subject to tax at exercise, your employer will report and withhold for income tax and social insurance contributions at the time of exercise. Otherwise, your employer will not withhold for any income taxes or social insurance contributions. It is your responsibility to report and pay all applicable taxes resulting from your participation in the stock option exchange program, including the difference, if any, between the actual tax liability and the amount withheld, if any.

Exchange Control Information

Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. If the payment is made through an authorized broker resident in Italy, the broker will comply with the reporting obligation. In addition, you will have exchange control reporting obligations if you have any foreign investments (including stock) held outside Italy in excess of €12,500 or the equivalent amount in U.S. dollars. The reporting must be done on your individual tax return.

Exercise Price

The exercise price for the Replacement Option will be determined in compliance with the rules for obtaining favorable tax treatment in Italy. Specifically, the new exercise price will be the higher of: (1) the fair market value at the time of the new grant as defined by the applicable Replacement Grant Plan; and (2) the Italian Fair Market Value (i.e., the average of the official prices over the month preceding the Replacement Grant Date) at the time of the new grant. Because the exercise price will be determined under this formula, the exercise price for the Replacement Option may be higher for employees in Italy than for other employees.

B-12.

Stock Option Exchange Program: A Guide to Issues in Japan

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to income tax as a result of the exchange of an Eligible Option for a Replacement Option, although this result is not certain.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread likely will be treated as “remuneration income” (although the proper classification is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on the spread at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). Please consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer will likely not be required to withhold income tax when you exercise your Replacement Option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the grant and exercise of the Replacement Option and the sale of the shares.

Exchange Control Information

If you intend to acquire shares valued at more than ¥100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the

B-13.

purchase of the shares. Please note that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

B-14.

Stock Option Exchange Program: A Guide to Issues in Korea

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. The spread will be taxed at the rate applicable to salary income. In addition, social insurance contributions will be due on the spread (to the extent you have not exceeded your applicable contribution ceiling).

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable gain will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the taxable gain in that year is less than the exempt amount, which is currently KRW2,500,000 per asset type. Any gain you realize per asset type that exceeds KRW2,500,000 will be subject to capital gains tax.

The securities transaction tax will not apply to the disposition of shares acquired upon exercise of the Replacement Option.

Withholding and Reporting

Your employer likely will not be required to withhold income tax and social insurance contributions when you exercise the Replacement Option. It will be your responsibility to file a personal tax return and to report and pay any income tax due upon the exercise of the Replacement Option and the sale of the shares.

B-15.

Exchange Control Information

When you exercise the Replacement Option, your remittance of funds must be “confirmed” by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. You must submit the following documents to the bank with a confirmation application available from the bank: (i) any stock option award letter; (ii) the plan document; (iii) the notice of stock option grant indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within six months of the sale.

B-16.

Stock Option Exchange Program: A Guide to Issues in the United Kingdom

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals who are resident, ordinarily resident and domiciled (broadly, permanently resident) for tax purposes in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to income tax or National Insurance Contributions (“NICs”) as a result of the exchange of an Eligible Option for the grant of a Replacement Option.

Terms of Replacement Option

FVC may require you to execute a Joint Election (if you have not done so already) whereby you agree to be responsible for your employer’s portion of NICs on the spread (i.e., the difference between the fair market value of the shares at exercise and the exercise price) at exercise. If you do not execute a Joint Election prior to exercise, FVC may refuse to allow you to exercise your Replacement Option.

Grant of Replacement Option

You will not be subject to income tax or NICs when the Replacement Option is granted to you.

Exercise of Replacement Option

You will be subject to tax and NICs (at the rates set out in the NICs section below) on the spread when you exercise the Replacement Option.

NICs. With effect from April 6, 2003, employees’ NICs are payable at the rate of 11% on earnings up to the upper earnings limit set for employees’ NICs purposes, and at 1% on earnings (including the spread) in excess of the upper earnings limit. Your employer will be responsible for withholding employees’ NICs and for paying the amount withheld to the UK Inland Revenue on your behalf.

In addition, you will be required to execute a Joint Election whereby you are responsible for the employer’s portion of NICs at exercise. With effect from April 6, 2003, the employer’s portion of NICs is charged at a rate of 12.8% on the spread realized at exercise of your Replacement Option. This amount is deductible against your income tax liability due with respect to the exercise of your Replacement Option.

B-17.

If you were granted Eligible Options prior to May 19, 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of your Replacement Option. You should consult your tax advisor regarding whether favorable NICs treatment will apply to your Replacement Option.

Sale of Shares

When you sell your shares, you will be subject to capital gains tax. Your taxable gain will be calculated as the difference between: (i) the sale proceeds; and (ii) the exercise price paid for the shares plus the amount (if any) that was subject to tax at the time of exercise. You can also deduct any applicable costs of acquisition or disposal.

You may be able to benefit from taper relief to reduce your taxable gain. The rate of taper relief is dependant upon the number of years that the shares are held and whether the shares qualify as business assets (which mostly depends on whether you continue to be employed by a FVC group company) or non-business assets (which will be the case if you leave employment with the FVC group. Non-business assets receive a much less generous rate of taper relief. All the capital gains from any tax year are added together and are subject to tax at your marginal income tax rate to the extent they exceed your capital gains tax annual exemption (£7,900 for 2003/2004).

Withholding and Reporting

Your employer is required to withhold and account for income tax and NICs through the Pay As You Earn system on the spread at exercise.

Your employer will pay the income tax and NICs withheld to the UK Inland Revenue on your behalf. If your employer is unable to withhold some or all of the tax from your salary, you are required to reimburse your tax to your employer within 90 days of the date of option exercise. If you fail to pay your employer the income tax due on the spread within 90 days of the date of exercise of your Replacement Option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This benefit will give rise to a further income tax charge. As a result of the recent UK Government Budget, this deemed benefit tax charge will be extended to include NICs that are not reimbursed to your employer within 90 days. This change is expected to become effective in July/August 2003.

In addition, your employer is required to report the details of the exchange of Eligible Options and any Replacement Option exercise on its annual UK Inland Revenue share schemes return.

You are also required to report the exercise of your Replacement Options on your UK tax return. Finally, you are responsible for reporting your capital gains upon the sale of shares through your annual tax return and paying any tax before the self-assessment due date.

Disclosures by Directors

If you are a director or shadow director of a UK subsidiary of FVC, you may be subject to certain notification requirements under the Companies Act. You may have to notify the UK subsidiary in writing of your interest in FVC and the number and class of shares or rights to which the interest relates. You may also have to notify the UK subsidiary when you acquire shares upon exercise of the Replacement Option or sell shares acquired upon exercise of the

B-18.

Replacement Option. This disclosure requirement may also apply to any rights or shares acquired by your spouse or child(ren) (under the age of 18).

B-19.

QUESTIONS AND ANSWERS

The references to Section numbers in these Questions and Answers are to Section numbers in the portion of the document entitled the Offer immediately preceding these Questions and Answers.

The Questions and Answers are grouped under the following categories:

I.	General Discussion of the Stock Option Exchange Program

II.	The Basics of the Stock Option Exchange Program

III.	Vesting, Exercise Price and Term of Replacement Options

IV.	How the Option Cancellation and Exchange Works

V.	How the Offer Impacts Future Option Grants

VI.	The Duration of the Offer

VII.	Tax Status of Replacement Options; Tax Considerations

VIII.	How to Elect to Exchange Your Eligible Options

IX.	Miscellaneous and More Information

Questions and Answers Cover Page

     I.     GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM

Q1	What is the Stock Option Exchange Program?

A1	Our Stock Option Exchange Program (also referred to in these materials as the Offer) is a voluntary program permitting eligible employees, including Executive Officers and members of our Board of Directors, to tender to the Company all stock options (Eligible Options) and, if accepted by the Company, exchange them for replacement options covering one (1) share for every three (3) shares covered by Eligible Options you exchange; provided, however, that options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Eligible Options exchanged (Replacement Options). (See Section 8 of the Offer)

If the Company accepts the Eligible Options tendered by employees and/or members of our Board of Directors, Replacement Options will be granted on February 23, 2004, or a later date if we extend the Expiration Date (or postpone the acceptance of Eligible Options) beyond August 22, 2003, in which case, the Replacement Grant Date will be the date six months and one day from the extended Expiration Date, (Replacement Grant Date), and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day after such date on which there is a reported sale).

Notwithstanding the foregoing, as provided at Schedule B hereto, due to local law requirements, the Replacement Grant Date for employees in France may be different (later) than that of other employees, and the exercise price for employees in France and Italy may be different (higher) than that of other employees.

We are offering you the opportunity to participate in our Stock Option Exchange Program. Your participation in the Offer is voluntary; you may either keep your current Eligible Options at their current exercise price or tender your Eligible Options to the Company in exchange for the right to receive Replacement Options.

Q2	Why is the Stock Option Exchange Program being offered?

A2	We are offering the Stock Option Exchange Program because of the decline in the price of our common stock over the last few years.

As you are aware, we designed our stock option program to be a valuable benefit to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of shares of our common stock at a set exercise price on a future date. The exercise price is the price per share of common stock equal to the fair market value of our common stock on the date that your stock option was granted and is contained in your option agreement. If the current fair market value of our common stock is greater than the exercise price of the shares of common stock covered by your option, you would have the opportunity to purchase common stock with a built-in gain at the time you exercise your option. On a

Q&A-2.

per share basis, the built-in gain would be equal to the difference in the value of the common stock on the day you exercise your option and the exercise price of your option.

In light of the decline in the price of our common stock over the last few years, we recognize that the exercise prices of the majority of outstanding options to purchase our common stock are currently higher than the price of our common stock as reported on Nasdaq, which has reduced the potential value of your options and our stock option program to you. (See Section 2 of the Offer)

Q3	Is this a repricing?

A3	No. This is not a stock option repricing. Under stock option repricing, an employee’s current options are immediately repriced.

Q4	Why don’t you just reprice my options, as I have seen done at other companies?

A4	In 1998, the Financial Accounting Standards Board adopted unfavorable accounting treatment for companies that reprice options. If we were to simply reprice options, we would have to take a charge against earnings on future appreciation of the repriced options.

Q5	Why can’t I just be granted additional options?

A5	We have granted new options to many employees. However, we strive to balance the need for a competitive compensation package for our employees and employees of our subsidiaries with the interests of our stockholders. Because of the large number of options that we currently have outstanding, a large grant of new options could potentially have a dilutive effect on our earnings per share.

Q6	What options may I exchange as part of this program?

A6	As described more fully below, we are offering employees and members of our Board of Directors the opportunity to tender to the Company, for exchange, certain stock options that are currently outstanding under the 1997 Plan, the 1999 Plan, our 1997 Non-Employee Directors’ Stock Option Plan, the White Pine Software, Inc. 1993 Stock Option Plan, the White Pine Software, Inc. 1994 Stock Option Plan, the White Pine Software, Inc. 1995 Stock Option Plan, the White Pine Software, Inc. 1996 Incentive and Non-Qualified Stock Option Plan, the White Pine Software, Inc. 1997 Director Stock Option Plan and the ICast Corporation 1996 Stock Option Plan. (Company Option Plans). (See Section 1 of the Offer) Any option that is outstanding on the Expiration Date of the Offer, which is currently expected to be August 22, 2003, or a later date if we extend the Offer, will be eligible to be tendered for exchange.

If you tender for exchange an option, then you must also agree to exchange all of your options that were granted in the six (6) month period immediately preceding the Offer Date. For example, based on an Offer Date of July 25, 2003, to participate in the

Q&A-3.

Offer, you must agree to exchange all of your options that were granted on or after January 25, 2003. The options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options.

Q7	What options must I exchange as part of this program?

A7	You do not have to tender any options as part of this program. However, if you decide to participate in the Offer and tender any Eligible Options for exchange, you must agree to exchange all options granted to you within the six (6) month period immediately preceding the Offer Date.

Q8	Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange under the Stock Option Exchange Program?

A8	No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan, 401(k) plan or other employee plans are eligible to participate in the Stock Option Exchange Program.

Q9	Are there conditions to the Offer?

A9	Yes. In addition to the condition described in Q&A 7 above, the Offer is subject to a number of other conditions, including the conditions described in Section 6 of the Offer to Exchange document, which you should read carefully. However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of options being tendered for exchange. (See Section 6 of the Offer)

Q10	Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A10	You must be one of our employees, a member of our Board of Directors, or an employee of one of our subsidiaries on the Expiration Date, and you must remain continuously employed by us or one of our subsidiaries through the Replacement Grant Date. (See Section 5 of the Offer)

If you are not an employee or a member of our Board of Directors on the Expiration Date, then you will not be eligible to tender any Eligible Options for exchange and any election you may have made will not be accepted by us. If your employment with us or one of our subsidiaries terminates for any reason prior to the Expiration Date, then any options you tendered for exchange prior to such termination will automatically be withdrawn from the Offer and will not be accepted for exchange. We will return those options to you and you may exercise those options in accordance with their terms (to the extent they are vested, or as otherwise provided in your option agreement), but you will not receive any Replacement Options. You are also ineligible to participate in the Offer if, prior to the Expiration Date, you resign or give notice of intention to cease employment with FVC or one of its subsidiaries, or if you receive a notice of termination of your employment for any reason (whether or not in breach of local labor

Q&A-4.

laws). For purposes of the Offer, we will treat you as having received a notice of termination if, at any time before the Expiration Date, (a) you receive written notice of termination of your employment with us or any of our subsidiaries for any reason, and such termination of employment will not be extended by any notice period mandated under local law, or (b) in accordance with local laws, you file or agree in writing to file a petition in labor court, or you enter into an agreement to end your employment relationship with us or one of our subsidiaries.

Also, if you do not remain an employee of ours (or our subsidiaries) through the Replacement Grant Date and your Eligible Options were cancelled under the Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.

Q11	Are all employees and members of our Board of Directors eligible to participate in the Offer?

A11	Yes. All of our employees, including our Executive Officers, and all other employees of our subsidiaries, as well as members of our Board of Directors holding Eligible Options are eligible to participate.

If you are on a personal leave of absence that, as of the Expiration Date, is no more than 90 days, or if you are on a medical, parental, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are eligible to participate in the Offer. If you are on a leave of absence but do not fall into any of these categories, you are not eligible to participate in the Offer.

Q12	Are employees located outside the United States eligible to participate?

A12	Subject to the limitations described in Q&A 11 above, all current employees, including employees outside the United States, holding Eligible Options may participate in the Offer. Special considerations or conditions may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. Included with the Offer are short summaries of some of the consequences with respect to some of the countries where our non-U.S. employees are located (see Schedule B attached to these materials). We have included summaries for employees in those countries in which the Offer has certain legal consequences and/or in which the Replacement Options will be subject to different terms and conditions than the options that will be cancelled and exchanged in the United States. If you are an employee located outside the United States, you should review these summaries. We also recommend that you consult your individual tax, legal and investment advisors.

Q13	If I am placed on salary continuation as a result of a reduction in force or other action prior to the Expiration Date, am I eligible to participate in the Offer?

Q13	No. Persons on salary continuation are not employees. Therefore, if prior to the Expiration Date you are placed on salary continuation as a result of a reduction in force or other action, you are not eligible to participate in the Offer even if your salary

Q&A-5.

continuation extends through the Expiration Date.

Q14	Are the terms and conditions of the Offer the same for everyone?

A14	No. The terms and conditions are not the same for everyone. Replacement Options granted to employees of our subsidiaries in certain foreign jurisdictions may be subject to different terms and conditions than those granted to persons employed in the United States. If you are an employee who is located outside of the United States, please see Schedule B for more details.

Q15	How should I decide whether or not to participate?

A15	We understand that this will be a challenging decision for everyone. The program does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of Nasdaq, our own stock price and our business. You are encouraged to discuss this decision with your advisors. Neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your Eligible Options for exchange, nor have we authorized any person to make any recommendation on our behalf as to whether or not you should tender your Eligible Options pursuant to the Offer.

     II.     THE BASICS OF THE STOCK OPTION EXCHANGE PROGRAM

Q16	How does the Offer work?

A16	On or before the Expiration Date, you may decide to tender any of your Eligible Options to the Company for exchange. If the Company accepts the Eligible Options tendered by employees and/or members of our Board of Directors, those Eligible Options will be cancelled and exchanged for Replacement Options to be granted on the Replacement Grant Date. If you elect to tender any of your Eligible Options, you must agree to exchange all options granted to you during the six (6) month period immediately preceding the Offer Date. For example, based on an Offer Date of July 25, 2003, to participate in the Offer, you must agree to exchange all of your options that were granted on or after January 25, 2003. Eligible Options that you elect to tender for exchange, if accepted by the Company, will be replaced by Replacement Options covering one (1) share for every three (3) shares covered by Eligible Options you exchange; provided, however, that options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. (See Section 8 of the Offer) Also, the number of shares to be granted under your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Grant Date.

Q17	What if my Eligible Options are not currently vested? Can I exchange them?

Q&A-6.

A17	Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer.

Q18	If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

A18	If you have more than one Eligible Option, then you may tender any or all of them for exchange. However, you cannot tender part of any particular Eligible Option and keep the balance; you must tender all unexercised options that are subject to each particular Eligible Option. In all cases, if you tender any of your Eligible Options, you must agree to exchange all options granted to you during the six (6) month period immediately preceding the Offer Date. Based on an Offer Date of July 25, 2003, all options granted to you on or after January 25, 2003 must be exchanged if you exchange any of your Eligible Options. (See Section 1 of the Offer)

Example: For purposes of illustration only, assume that (1) you were granted an Eligible Option for 1,000 shares on November 15, 2002; (2) you were granted an Eligible Option for 500 shares on January 4, 2001; and (3) on February 4, 2003 you were granted an option for 737 shares.

Using the assumptions listed above, you could elect to tender the November 2002 option or the January 2001 option, or both. However, if you elected to tender the November 2002 option, you could not tender 300 shares and keep 700, but rather would be required to tender all 1,000 shares. Also, if you elect to tender one or both of your Eligible Options, you must also agree to exchange the option you were granted on February 4, 2003.

Q19	Why must I surrender options granted in the last several months (which have a fairly low exercise price) if I elect to exchange Eligible Options?

A19	If we allowed you to keep options that were granted within the six (6) month period immediately preceding the Offer Date, we could be required under applicable accounting rules to recognize significant charges in our financial statements, which could reduce our reported earnings for each fiscal quarter that the recently granted options remained outstanding.

Q20	Some of my options originally were divided into separate incentive stock options and nonqualified stock options because a combined grant would have exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws. Can I treat these options separately under the Offer? (This question is relevant only for employees who are located in the United States.)

A20	Yes. Each option that is identified by a distinct FVC option grant number can be treated separately for purposes of the Offer.

Q21	When will I receive my Replacement Options?

Q&A-7.

A21	You will be granted your Replacement Options on the Replacement Grant Date, which is expected to be February 23, 2004, or a later date if we extend the Expiration Date (or postpone the acceptance of Eligible Options) beyond August 22, 2003 (in which case the Replacement Grant Date will be the date six months and one day from the extended Expiration Date) or a different (later) date is required by local law. We expect to distribute the Replacement Option letters within approximately four to six weeks following the Replacement Grant Date. (See Section 5 of the Offer)

Q22	Why won’t I receive my Replacement Options immediately after the Expiration Date of the Offer?

A22	In order to avoid adverse accounting consequences that can result from stock option exchanges, we cannot grant Replacement Options for at least six (6) months and one (1) day after the Expiration Date (which is currently expected to be August 22, 2003). Therefore, you will not receive your Replacement Options until the Replacement Grant Date (again, which is expected to be February 23, 2004, or a later date if we extend the Expiration Date or postpone the acceptance of Eligible Options beyond August 22, 2003 or a different (later) date is required by local law). For the same reason, we do not anticipate making, prior to the Replacement Grant Date, any other option grants to employees or members of our Board of Directors whose Eligible Options were accepted for exchange. (See Section 5 of the Offer)

     III. VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q23	How will my Replacement Options vest?

A23	Your Replacement Options will not have the same vesting schedule as those options you choose to exchange. For employees located in the United States, Replacement Options will vest in substantially equivalent monthly increments over a twenty-four (24) month period commencing on the Replacement Grant Date. Approximately one twenty-fourth (1/24 of the shares covered by the Replacement Option will vest on each one (1) month anniversary of the Replacement Grant Date. Consequently, you should be aware that even if the options you exchange are already vested, the Replacement Options you receive in exchange will not be vested immediately, but will still vest in equivalent increments over a twenty-four (24) month period commencing on the Replacement Grant Date.

The Replacement Options granted to employees in certain foreign jurisdictions (e.g., France, Hong Kong) may be subject to a different vesting schedule. If you are an employee who is employed outside the United States, please see Schedule B for more details. (See Section 5 of the Offer)

Q24	Will I be entitled to vesting “credit” during the period beginning on the Expiration Date and ending on the Replacement Grant Date?

A24	No. The vesting of Replacement Options will commence on the Replacement Grant Date.

Q&A-8.

Q25	What if my employment is terminated between the Expiration Date and the Replacement Grant Date?

A25	If you elect to tender Eligible Options, your election will be irrevocable after 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date, which is currently expected to be August 22, 2003. Therefore, if your Eligible Options are accepted by the Company, and your employment with us or one of our subsidiaries terminates, whether voluntarily, involuntarily, or for any other reason (including death), before your Replacement Option is granted, you will not receive any Replacement Option or have a right to any stock options that were previously cancelled. THEREFORE, IF YOU ARE NOT CONTINUOUSLY EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR THE ELIGIBLE OPTIONS YOU TENDERED AND WHICH THE COMPANY ACCEPTED AND CANCELLED, NOR WILL YOU RECEIVE ANY CONSIDERATION FOR ANY OTHER OPTIONS THAT HAVE BEEN CANCELLED BECAUSE OF YOUR ELECTION TO TENDER ELIGIBLE OPTIONS. (See Sections 1 and 8 of the Offer)

Q26	If I am placed on salary continuation between the Expiration Date and the Replacement Grant Date, am I eligible to receive Replacement Options?

A26	No. Persons on salary continuation are not employees. Therefore, if prior to the Replacement Grant Date you are placed on salary continuation as a result of a reduction in force or other action, you are not eligible to receive Replacement Options even if your salary continuation extends through the Replacement Grant Date. Also, you will not have any rights to stock options that were previously cancelled.

Q27	What if my employment is terminated after the Replacement Grant Date?

A27	If your employment is terminated on or after the Replacement Grant Date, the treatment of any Replacement Grant Options you receive will be determined based on the 24-month vesting schedule described above (unless otherwise provided at Schedule B hereto) and the termination provisions contained in the Replacement Grant Plans and related forms of option agreements.

Q28	Will I have to wait longer to exercise my Replacement Options or sell common stock under my Replacement Options than I would under the Eligible Options that I exchange?

A28	Possibly. As outlined in Q&A 23, the Replacement Options will vest in substantially equivalent monthly increments over a twenty-four (24) month period commencing on the Replacement Grant Date (unless otherwise provided at Schedule B hereto). Therefore, if you have any options that are already vested, or that otherwise would vest sooner than pursuant to the twenty-four (24) increments of the 24-month period commencing on the Replacement Grant Date (unless otherwise provided at Schedule B

Q&A-9.

hereto), then you will have to wait longer to exercise those Replacement Options. Additionally, if you are an employee located outside the United States, you may also have to wait to exercise your Replacement Options or sell shares of common stock subject to the Replacement Options. (See Schedule B hereto) Finally, if the Replacement Grant Date remains at February 23, 2004, Replacement Options will vest during quarterly blackout periods. Accordingly, employees who are subject to our trading window restrictions will have to wait until after the applicable quarterly blackout period is over to sell any portion of the shares of common stock subject to the Replacement Options.

Employees who are subject to our quarterly blackout period are those employees of the Company who are at the level of Vice President, Sr. Vice President, or President. If you have questions about our trading restrictions, you should contact Julia Schloss at (650)801-6320.

Q29	What is the exercise price for the Replacement Options?

A29	The exercise price of your Replacement Options will be the Fair Market Value of our common stock on the Replacement Grant Date, which is expected to be February 23, 2004, or a later date if we extend the Expiration Date (or postpone the acceptance of Eligible Options) beyond August 22, 2003 (in which case, the Replacement Grant Date will be the date six months and one day from the extended Expiration Date). The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day after such date on which there is a reported sale). Notwithstanding the foregoing, as provided at Schedule B hereto, the exercise price for employees in France and Italy may be different (higher) due to local requirements. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options you exchanged. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer and tender your Eligible Options. (See Section 8 of the Offer)

Q30	How long is the option term of the Replacement Options?

A30	Replacement Options granted under the Replacement Grant Plans will have a term of ten years (unless otherwise provided in Section B and/or your option agreement), beginning on the Replacement Grant Date, subject to earlier expiration upon your termination of employment. (See Section 8 of the Offer)

Q31	What if my employment is terminated after the date that my Eligible Options are cancelled?

A31	If your employment with us is terminated (for any reason, including death) after the Expiration Date and before the Replacement Grant Date, you will forfeit the Eligible Options that were cancelled as well as any options granted in the six (6) month period immediately preceding the Offer Date that are cancelled because of your election to exchange Eligible Options. In addition, you will not receive any Replacement Options. (See Sections 1 and 8 of the Offer)

Q&A-10.

IV. HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q32	If I exchange my Eligible Options, how many shares will I receive under my Replacement Options?

A32	If accepted by the Company, Eligible Options that you elect to tender for exchange will be replaced by Replacement Options covering one (1) share for every three (3) shares covered by the exchanged option; provided, however, that options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. Please note that our Board of Directors approved a 1-for-5 reverse stock split of the Company’s outstanding common stock, effective at 5:00 p.m. Eastern Daylight Savings Time on June 27, 2003. This means that the number of shares covered by each of your Eligible Options was reduced and your exercise price per share was increased to reflect this stock split. If you have any questions about the number of shares covered by your Eligible Options, or the exercise price of your Eligible Options, please contact Tammy Polanco via telephone at (650) 801-6330 or via email at tpolanco@fvc.com.

Fractional numbers of shares will be rounded up to the nearest whole number. Also, the number of shares to be covered by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Grant Date. (See Sections 1 and 8 of the Offer)

Example: For purposes of illustration only, assume that (1) you elect to tender an Eligible Option for 1,000 shares; (2) you elect to tender an Eligible Option for 500 shares; and (3) on February 4, 2003 you were granted an option for 737 shares.

Using the assumptions listed above, all three of your options, if accepted by the Company, would be cancelled promptly after the Expiration Date. On the Replacement Grant Date, you would be granted a Replacement Option covering 1,237 shares (i.e., 1,000 shares would be replaced at a 3 to 1 Exchange Ratio; 500 shares would be replaced at a 3 to 1 Exchange Ratio; and 737 shares would be replaced by same number of Replacement Options).

Q33	I have more than one Eligible Option. Do I have to exchange all of them in order to participate?

A33	No. You may tender one or more of your Eligible Options for exchange, or none at all. However, if you elect to tender any of your Eligible Options, you must agree to exchange all options granted to you during the six (6) month period immediately preceding the Offer Date. For example, based on an Offer Date of July 25, 2003, to participate in the Offer, you must agree to exchange all of your options that were granted on or after January 25, 2003. The Options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer would be replaced by the same number of Replacement Options. If you elect

Q&A-11.

not to tender any of your Eligible Options, then no options will be exchanged. (See Section 1 of the Offer)

Q34	Can I exchange a portion of an unexercised Eligible Option?

A34	No. If you elect to tender an Eligible Option, you must tender all unexercised options covered by that Eligible Option. (See Section 1 of the Offer)

Q35	Can I exchange the remaining portion of an Eligible Option that I have partially exercised?

A35	Yes. (See Section 1 of the Offer)

Q36	If I elect to exchange one or more of my Eligible Options as part of the Offer, are any other options affected?

A36	Yes. If you elect to tender any of your Eligible Options, you must agree to exchange all options granted to you during the six (6) month period immediately preceding the Offer Date. For example, based on an Offer Date of July 25, 2003, to participate in the Offer, you must agree to exchange all of your options that were granted on or after January 25, 2003. Options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer would be replaced by the same number of Replacement Options. (See Section 1 of the Offer)

Q37	Will the Company automatically accept my election to cancel Eligible Options for Exchange?

A37	No. Even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept the Eligible Options you tender for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept the Eligible Options you tender for exchange. We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn.

V. HOW THE OFFER IMPACTS FUTURE OPTION GRANTS

Q38	Am I eligible to receive future grants if I participate in this exchange?

A38	Because of the accounting rule limitations, if you elect to exchange Eligible Options, you are not eligible to receive additional stock option grants until after the Replacement Grant Date.

Q39	Can you provide me with an example of how an offer to exchange will operate?

A39	Yes. Please note, however, that this example may not apply if you are an employee located outside the United States.

Q&A-12.

Example: For purposes of illustration only, assume that (1) on November 15, 2002, you were granted an Eligible Option for 1,000; (2) on January 4, 2001, you were granted an Eligible Option for 500 shares; and (3) on April 4, 2003 you were granted an option for 737 shares.

Using the assumptions listed above, you could elect to tender one or more of your Eligible Options in their entirety (i.e., all 1,000, 500 or 737 shares). (See Q&A 18) Also, if you elect to tender one or more of your Eligible Options granted prior to January 25, 2003, then you must also agree to exchange the option you were granted on April 4, 2003. Upon our acceptance of your valid election, we would cancel your original stock options granted on January 4, 2001, November 15, 2002 and April 4, 2003.

On the Replacement Grant Date, which would be on or after February 23, 2004, we would grant you a new option for 1,237 shares (i.e., 1,000 shares would be replaced at a 3 to 1 Exchange Ratio; 500 shares would be replaced at a 3 to 1 Exchange Ratio; and 737 shares would be replaced by same number of Replacement Options). This new option would have an exercise price equal to the Fair Market Value of our common stock on the Replacement Grant Date and vest in substantially equivalent monthly increments over a twenty-four (24) month period commencing on the Replacement Grant Date, with the first vesting date occurring on or about March 23, 2004.

VI. THE DURATION OF THE OFFER

Q40	How long will the Offer remain open?

A40	Presently, the Offer is scheduled to remain open until 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date, which is currently expected to be August 22, 2003. We currently have no plans to extend the Offer beyond August 22, 2003. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 9:00 a.m. Pacific Daylight Saving Time on the next business day following the scheduled or announced Expiration Date. (See Sections 3 and 14 of the Offer)

Q41	If the Offer is extended, how does the extension impact the date on which my Replacement Options will be granted?

A41	If we extend the Offer, the Replacement Grant Date will be extended to a day that is at least six (6) months and one (1) day after the extended Expiration Date. (See Section 14 of the Offer)

Q&A-13.

     VII. TAX STATUS OF REPLACEMENT OPTIONS; TAX CONSIDERATIONS

     This section of the Questions & Answers relates only to persons subject to U.S. Federal income taxes and does not cover any state, local or non-U.S. tax consequences. If you are an employee located outside the United States, please review the summaries in Schedule B and/or consult your personal tax advisor to determine the tax and social insurance contributions consequences of this exchange transaction.

Q42	Will my Replacement Options be incentive stock options or nonqualified stock options?

A42	For employees residing in the United States, if, and to the extent, that your cancelled options were incentive stock options, then your Replacement Options will also be incentive stock options, to the maximum extent permitted by U.S. tax law. Otherwise, your Replacement Options will not be incentive stock options.

Q43	In the U.S., what is the difference in tax treatment between nonqualified stock options and incentive stock options?

A43	When you exercise a nonqualified stock option, you will pay federal, state and local income taxes and FICA taxes on the excess of the fair market value of the common stock on the day of exercise over the exercise price of the nonqualified stock option. This amount will be reported as income on your W-2 for the year in which the exercise occurs. Withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the exercise price of the option will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

If the disposition of your shares you received when you exercised incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the

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preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised. (See Section 12 of the Offer)

Q44	Will I have to pay taxes if I exchange my Eligible Options in the Offer?

A44	We do not believe there are any tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor. (See Section 12 of the Offer)

Q45	What are the tax implications for not participating in the Offer?

A45	We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, the Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your Eligible Options have been modified could extend the Eligible Options’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonqualified stock options. In order to minimize the risk that our Offer to you could be characterized as a modification of those Eligible Options that are incentive stock options, we have structured the Offer so that we retain the right to choose whether or not to accept the Eligible Options you tender for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept the Eligible Options you tender for exchange. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of the common stock that you will receive upon exercise. We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn. (See Sections 3 and 12 of the Offer)

VIII. HOW TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS

Q46	What do I need to do to exchange my Eligible Options?

A46	If you decide to participate in the Offer, you must fax, mail or hand deliver a signed and completed Election Form, in its entirety, to our Human Resources Department before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date (currently August 22, 2003, unless we extend the Offer). Election Forms will be e-mailed to you. If you require another copy of the Election Form, please contact Tammy Polanco at (650) 801-6330 or tpolanco@fvc.com.

Election Forms submitted via fax must be sent to: (650) 801-6906. You may use FVC’s (or your employer’s) fax machines for this purpose free of charge. Election Forms submitted via mail or hand delivery must be delivered to: Human Resources, First Virtual Communications, Inc., 3200 Bridge Parkway, Suite 202, Redwood City,

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California, 94065, U.S.A. You may utilize regular U.S. Mail, an overnight courier service, FVC’s (or your employer’s) inter-office mail or any other similar method to mail your Election Form. However, in all cases you should allow sufficient time to ensure your Election Form is received before the deadline.

The method of delivery is at your sole election and risk, and your completed, signed Election Form must actually be received in our Human Resources Department no later than 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date. THERE WILL BE NO EXCEPTIONS. Delivery will be deemed made only when actually received by us in accordance with the above-noted instructions. Depositing your Election Form in the mail or with a courier, or initiating but not completing a fax, before the deadline will not by itself be sufficient to constitute adequate delivery - your Election Form must physically reach our Human Resources Department before the deadline in order to be valid. If we do not receive a properly completed and duly signed Election Form from you before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date, we will not accept any of your Eligible Options for exchange and we will not grant any Replacement Options to you.

We will only accept Election Forms submitted via fax, mail or hand delivery, and we will not accept any Election Forms delivered by e-mail. We will not accept delivery of any Election Forms after 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date.

Please also note that, even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Options for exchange. (See Q&A 45 above) Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange. We currently expect that all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn will be accepted promptly after the Expiration Date.

We may reject any Eligible Option if we determine the Election Form is not properly and timely completed or to the extent that we determine it would be unlawful to accept the Eligible Options.

Q47	What is the deadline to elect to participate in the Offer?

A47	You must submit your Election Form in its entirety via facsimile by 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date, which is expected to be August 22, 2003. Election Forms received after 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date will not be considered timely and any Eligible Options tendered for exchange therein will not be accepted. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 9:00 a.m. Pacific Daylight Saving Time on the next business day following the scheduled or announced Expiration Date. (See Sections 3 and 14 of the Offer)

Q&A-16.

Q48	Can I change my election? How often?

A48	Yes. You may change your election at any time before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date.

To change your election, you must sign and submit a new Election Form in its entirety before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date in the same manner described in Q&A 46 above.

The last form we receive, in its entirety, from you prior to 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date will be considered your final election with respect to the Offer.

Q49	Can I withdraw my election?

A49	Yes. If you elected to tender one or more Eligible Options for exchange, and subsequently decide you do not want to participate in the employee stock option exchange program, you can withdraw your election anytime before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date. To withdraw your election, you must submit a signed and completed Withdrawal Form, in its entirety, to our Human Resources Department before 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date. Withdrawal Forms must be submitted in the same manner as Election Forms, as discussed in Q&A 46 above.

The last form we receive, in its entirety, from you prior to 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date will be considered your final election with respect to the Offer.

Q50	What will happen if I don’t turn in my form by the deadline?

A50	If you miss this deadline, you cannot participate in the Offer. There will be NO EXCEPTIONS. Election Forms received after 5:00 p.m. Pacific Daylight Saving Time on the Expiration Date will not be considered timely and any Eligible Options tendered for exchange therein will not be accepted.

See Q&A 46 above for more information regarding the return of completed Election Forms to Stock Administration.

Q51	Will I receive a confirmation of my election?

A51	Yes. If submitted via fax, you should retain the confirmation sheet from the facsimile transmittal of your Election Form as evidence of timely transmission. Additionally, as soon as administratively practicable after the Expiration Date, a confirmation will be e-mailed to you. If you timely and properly submit an Election Form and do not receive this confirmation within three (3) weeks of the Expiration Date, please contact Tammy Polanco via email at tpolanco@fvc.com, or via telephone at (650) 801-6330. (See Section 5 of the Offer)

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IX. MISCELLANEOUS ADDITIONAL INFORMATION

Q52	What happens to my Replacement Options if First Virtual Communications, Inc. merges or is acquired prior to the Replacement Grant Date?

A52	If we merge with or are acquired by another entity between the Expiration Date and Replacement Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in the Offer; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares that otherwise would be covered by your Replacement Options, if any, if no acquisition had occurred. (See Section 8 of the Offer)

Q53	What if I don’t accept the Offer?

A53	The Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer. However, if you are an employee located in the United States, you choose not to participate in the Offer and your Eligible Options are incentive stock options, the Offer may modify the status of your incentive stock options. Please see Q&A 45 of Part VII, Tax Status of Replacement Options; Tax Considerations above for further discussion. (See Sections 1 and 12 of the Offer)

Q54	Where do I go if I have additional questions about the Offer?

A54	Please send your questions to Tammy Polanco via email at tpolanco@fvc.com, or via telephone at (650) 801-6330. We will review these questions periodically throughout the exchange period.

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